FINAL EXECUTION COPY

Acquisition LOAN and security AGREEMENT

By and Between

ZB, N.A. DBA NATIONAL BANK OF ARIZONA

AS LENDER

and

BLUEGREEN VACATIONS CORPORATION

and

BLUEGREEN VACATIONS UNLIMITED, INC.,

jointly and severally

AS BORROWER

Dated April 17, 2018

_________________________________

TABLE OF CONTENTS

1.	DEFINITIONS		2

	1.1	Certain Defined Terms	2
	1.2	Other Definitional Provisions	15

2	LOAN COMMITMENT; USE OF PROCEEDS		15

	2.1	Acquisition Loan	15
	2.2	Continuation of Obligations Throughout Term	15
	2.3	Use of Proceeds	15
	2.4	Repayment of Loan	16
	2.5	Interest	16
	2.6	Payments	16
	2.7	Minimum Required Payments	17
		(a) Interest Payments	17
		(b) Reserved	17
		(c) Release Process	17
		(d) Minimum Principal Reductions	18
		(e) Reserved	19
		(f) Final Payment	19
	2.8	Prepayment	19
	2.9	Loan Fee	19
	2.10	Application of Proceeds of Collateral and Payments	19
	2.11	Reserved	20
	2.12	Reserved	20
	2.13	Release of Mortgage	20

3	SECURITY		20

	3.1	Grant of Mortgage and Security Interests	20
	3.2	Perfection	23
	3.3	Location	23
	3.4	Maintenance of Security	23

4	CONDITIONS PRECEDENT TO ADVANCE; METHOD OF DISBURSEMENT		23

	4.1	Closing Conditions	23
		(a) Checklist Items	23
		(b) Payment of Expenses	23
		(c) Litigation	23
		(d) Closing of Acquisition	24
		(e) No Prohibited Actions	24
		(f) Borrower Equity	24
		(g) Terms and Conditions	24
		(h) Loan Documents	24
		(i) Appraisal	24
		(j) Title Policy	25
		(k) Franchise Agreement	25
	4.2	Closings	25

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5	REPRESENTATIONS AND WARRANTIES			25

	5.1	Good Standing		25
	5.2	Power and Authority; Enforceability		25
	5.3	Borrower's Principal Place of Business		26
	5.4	Collateral		26
		(a)	Title	26
		(b)	Perfection of Security Interest	26
	5.5	No Misrepresentations		26
	5.6	No Default for Third Party Obligations		26
	5.7	Payment of Taxes and Other Impositions		26
	5.8	Governmental Regulations		27
	5.9	Employee Benefit Plans		27
	5.10	Securities Activities		27
	5.11	Minimum Number of Vacation Points		28
	5.12	Common Enterprise		28
	5.13	Representations as to the Property		28
		(a)	Access	28
		(b)	Utilities	28
		(c)	Improvements	28
		(d)	Zoning Laws, Building Codes, Etc.	28
	5.14	Litigation and Proceedings		28
	5.15	Subsidiaries, Affiliates and Capital Structure		29
	5.16	Solvency		29
	5.17	No Material Adverse Change in Financial Condition		29
	5.18	Brokers; Payment of Commissions		29
	5.19	Foreign Assets Control Regulations		29
	5.20	Reserved		30
	5.21	Acquisition.		30
	5.22	Survival and Additional Representations and Warranties		31

6	COVENANTS			31

	6.1	Affirmative Covenants		31
		(a)	Good Standing	31
		(b)	Compliance with Legal Requirements	31
		(c)	Insurance, Casualty and Condemnation	31
		(d)	Reports	33
		(e)	Reserved	35
		(f)	Payment of Taxes	35
		(g)	Payment of Impositions	35
		(h)	Further Assurance	36
		(i)	Fulfillment of Obligations Under Project and Consumer Documents	36
		(j)	Material Increases to Assessments	36
		(k)	Maintenance of Property and Other Property	36
		(l)	Maintenance of Larger Tract	36
		(m)	Financial Covenants	36
		(n)	Exchange Affiliation	36
		(o)	Right to Inspect	36
		(p)	Management and Marketing	37
		(q)	Reserved	37
		(r)	Reserved	37
		(s)	Reserved	37
		(t)	Purchase and Sale Agreement	37

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		(u)	WARN Act	37
		(v)	Timeshare Association	38
		(w)	Timeshare Declaration	38
		(x)	Timeshare Project	38
	6.2	Negative Covenants		38
		(a)	Change in Borrower's Name, Principal Place of Business, Jurisdiction of Organization or Business	38
		(b)	Restrictions on Additional Indebtedness	39
		(c)	Ownership and Control	39
		(d)	Making Loans	39
		(e)	Negative Pledge	39
		(f)	Reserved	40
		(g)	Prohibited Drug Law Activities	40
	6.3	Survival of Covenants		40

7	DEFAULT			40

	7.1	Events of Default		40
		(a)	Payments	40
		(b)	Covenant Defaults	40
		(c)	Cross-Default	41
		(d)	Environmental Default	41
		(e)	Default by Borrower in Other Agreements	41
		(f)	Warranties or Representations	41
		(g)	Termination of Borrower	41
		(h)	Enforceability of Liens	41
		(i)	Creditor or Forfeiture Proceedings	41
		(j)	Reserved	42
		(k)	Event of Default	42
		(l)	Bankruptcy	42
		(m)	Attachment, Judgment, Tax Liens	42
		(n)	Material Adverse Change	42
		(o)	Criminal Proceedings	42
		(p)	Loss of License	42
		(q)	Suspension of Sales	42
		(r)	Reserved	42
		(s)	Timeshare Documents	43
		(t)	Removal of Collateral	43
		(u)	Operating Contracts	43
		(v)	Vacation Club	43
	7.2	Effect of an Event of Default; Remedies		43
	7.3	Application of Proceeds During an Event of Default		45
	7.4	Notice of Sale		45
	7.5	Application of Proceeds		45
	7.6	Lender's Right to Perform		45
	7.7	Waiver of Marshalling		46
	7.8	Waiver in Legal Actions		46
	7.9	Set-Off		46
	7.10	License for Use of Software and Other Intellectual Property		46

8	COSTS AND EXPENSES; INDEMNIFICATION; DUTIES OF LENDER; POST-CLOSING IMPROVEMENTS; DISBURSEMENT OF IMPROVEMENT FUNDS; TIMESHARE CONVERSION			47

	8.1	Costs and Expenses		47

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	8.2	Indemnification	47
	8.3	Reserved	48
	8.4	Delegation of Duties and Rights	48
	8.5	Foreign Assets Control	48
	8.6	Post-Closing Improvements and Disbursement of Improvement Funds	48
		(a) Post-Closing Improvements	48
		(b) Requesting Disbursements of the Improvement Funds	49
		(c) Completion of Post-Closing Improvements	49
		(d) Disbursement of the Improvement Funds	49
	8.7	Conversion of Hotel Into Vacation Ownership Timeshare Resort	50
	8.8	Additional Representations, Warranties and Covenants Regarding Timeshare Project	50
		(a) Compliance with Legal Requirements	50
		(b) Sales Activities	51
		(c) Timeshare Inventory Not a Security	51
		(d) Zoning Laws, Building Codes, Etc	51

9	CONSTRUCTION AND GENERAL TERMS		51

	9.1	Payment	51
	9.2	Entire Agreement	51
	9.3	Powers Coupled with an Interest	52
	9.4	Counterparts; Facsimile Signatures	52
	9.5	Notices	52
	9.6	Borrower's Representative	54
	9.7	General Submission Requirements	54
	9.8	Successors and Assigns; Participation	54
	9.9	Successors and Assigns	56
	9.10	Severability	56
	9.11	Time of Essence	56
	9.12	Miscellaneous	56
	9.13	Forum Selection; Jurisdiction; Choice of Law	56
	9.14	Dispute Resolution	57
	9.15	Interpretation	59
	9.16	Destruction of Acquisition Note; Substitute Acquisition Note	59
	9.17	Compliance With Applicable Usury Law	59
	9.18	Reference to Lender	59
	9.19	No Joint Venture	60
	9.20	Scope of Reimbursable Attorney's Fees	60
	9.21	Reserved	60
	9.22	Relief from Automatic Stay, Etc.	60
	9.23	Reliance	60
	9.24	Limitation of Damages	60
	9.25	Waiver of Right of First Refusal	61
	9.26	Consents, Approvals and Discretion	61
	9.27	Patriotic Act Provisions	61
	9.28	Errors and Omissions	62
	9.29	Background Statements	62
	9.30	Waiver of Defenses and Release of Claims	62
	9.31	Document Imaging	62
	9.32	Dealing with Multiple Parties	63

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ACQUISITION LOAN AND SECURITY AGREEMENT

THIS ACQUISITION LOAN AND SECURITY AGREEMENT is made as of April 17, 2018 by and among BLUEGREEN VACATIONS CORPORATION, a Florida corporation (“BXG”) and BLUEGREEN VACATIONS UNLIMITED, INC., a Florida corporation (“BVU”), jointly and severally (individually and collectively, as the context requires “Borrower”) and ZB, N.A. DBA NATIONAL BANK OF ARIZONA, a national banking association (“Lender”).

BACKGROUND

A.    Prior to the effective date of the Acquisition (as hereinafter defined), LSREF2 Windmill REO (Eilan Hotel), LLC, a Delaware limited liability company (the “Seller”) (and LSREF2 Windmill Hotel TRS, LLC, a Delaware limited liability company (“Tenant”) to the extent of its interest therein) owned the Transferred Property.

B.    Seller and BVU (as successor to Bluegreen/Big Cedar Vacations, LLC, a Delaware limited liability company pursuant to that certain Assignment of Purchase and Sale Agreement, dated March 20, 2018) are parties to that certain Purchase and Sale Agreement dated as of February 12, 2018 (as amended, the “PSA”), pursuant to which BVU intends to purchase, and Seller intends to sell, the Transferred Property on the terms and pursuant to the conditions set forth in the PSA.

C.    Borrower has requested financing from Lender, in the amount of $27,500,000, for purposes of partially financing BVU’s purchase of the Transferred Property and paying other costs and expenses in connection with the Property and the transaction evidenced by this Agreement.  Lender has agreed to provide such financing to BVU, with BXG as a co‑borrower, subject to the terms and conditions set forth below, including, inter alia, the granting of a security interest and mortgage lien on the Collateral (as hereinafter defined), which includes the Transferred Property.

D.    The Bluegreen Vacation Club (the “Vacation Club”) is a multi-site timeshare plan established by BVU pursuant to the Vacation Club Trust Agreement and entitles Purchasers who become Owner Beneficiaries under the Vacation Club Trust Agreement to use any component site within the Vacation Club, subject to the Vacation Club Trust Agreement and the rules and regulations governing such occupancy, including, without limitation, its reservation procedures.

E.    BVU intends to add the Property as a component site resort within the Vacation Club.

F.    When a Purchaser purchases Timeshare Inventory in a component site within the Bluegreen Vacation Club, the purchased Timeshare Inventory is conveyed by BVU to the Vacation Club Trustee at the Purchaser's direction as set forth in the Purchase Contract to be held under the terms of the Vacation Club Trust Agreement.  The Purchaser thereby is designated an Owner Beneficiary and receives Owner Beneficiary Rights and appurtenant Vacation Points and is entitled to all the benefits accruing to Owner Beneficiaries under the Vacation Club Trust Agreement.

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AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and the other Acquisition Loan Documents, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties to this Agreement agree as follows:

1.    DEFINITIONS

1.1    Certain Defined Terms.  As used in this Agreement (including any Exhibits attached hereto) and the other Acquisition Loan Documents unless otherwise expressly indicated in this Agreement or the other Acquisition Loan Documents, the following terms shall have the following meanings (such meanings to be applicable equally both to the singular and plural terms defined).

Acquisition:  the acquisition by BVU of the Transferred Property pursuant to the PSA.

Acquisition Loan Documents:    collectively, this Agreement, the Security Documents, the Acquisition Note, the Environmental Indemnity, the Patriot Act Certificate and Agreement, UCC Financing Statements and the other documents, agreements and instruments relating to the Loan, as they may be amended, supplemented or restated from time to time.

Acquisition Note:  a Promissory Note (Acquisition Loan) dated of even date herewith, in a principal amount of $27,500,000 with respect to the Loan executed and delivered by the Borrower to the order of Lender, as amended, supplemented or restated from time to time.

Advance: an advance of the proceeds of the Loan by Lender to, or on behalf of, Borrower in accordance with the terms and conditions of this Agreement.

Affiliate:  Any Person:  (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of the voting stock of such Person; or (c) for which five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person; provided,  however, that under no circumstances shall BXG be deemed an Affiliate of any 5% or greater shareholder of BXG or any Affiliate of such shareholder who is not a Direct Affiliate (as defined herein) of BXG, nor shall any such shareholder be deemed to be an Affiliate of BXG.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this definition, (i) only entities included in BXG’s GAAP consolidated financial statements shall be Affiliates of BXG (a “Direct Affiliate”), (ii) BXG shall be deemed to be an Affiliate of BVU and (iii)  BVU shall be deemed an Affiliate of BXG.

Agreement:  this Acquisition Loan and Security Agreement, as it may from time to time be amended, supplemented or restated.

Applicable Usury Law:  the usury law chosen by the parties pursuant to the terms of Section 9.13 or such other usury law which is applicable if such usury law is not.

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Approvals: as defined in Section 5.21 hereof.

Appurtenances:  all easements, rights of way, privileges, covenants, Common Elements and other rights appurtenant to the Land and any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Land and to the center line thereof.

Articles of Organization:  the charter, articles of incorporation, articles of organization, operating agreement, joint venture agreement, partnership agreement, by-laws and any other written documents evidencing the formation, organization, governance and continuing existence of an entity.

Bankruptcy Code:  as defined in Section 9.22 hereof.

Base Rate:  the rates per annum quoted by Lender as Lender's one (1) month LIBOR rate based upon quotes from the London Interbank Offered Rate from the British Bankers Association Interest Settlement Rates, as quoted for U.S. Dollars by Bloomberg, or other comparable services selected by the Lender.  The Base Rate is not necessarily the lowest rate charged by Lender on its loans.  If the foregoing one (1) month LIBOR rate becomes unavailable during the Term, Lender may designate a substitute index that results in a Basic Interest Rate that is materially comparable to the Basic Interest Rate that was determined immediately prior to the date that the one (1) month LIBOR rate becomes unavailable, after notifying Borrower.  The one (1) month LIBOR rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used herein.  The LIBOR rate selected by Lender may not necessarily be the same as the quoted “offer” side in the Eurodollar time deposit market by any particular institution or service applicable to any interest period.

Base Rate Determination Date:  two Business Days prior to the last Business Day of each calendar month.  Notwithstanding the foregoing, the initial Base Rate Determination Date shall be two Business Days prior to the Effective Date.

Basic Interest:  as defined in Section 2.5 hereof.

Basic Interest Rate:  the variable interest rate per annum, adjusted as of the first day of each calendar month, equal to the Base Rate in effect as of the immediately preceding Base Rate Determination Date plus 325 basis points, but in no event shall the Basic Interest Rate exceed the rate permitted by the Applicable Usury Law or fall below 4.75% per annum.

BBX:  BBX Capital Corporation, a Florida corporation, f/k/a BFC Financial Corporation.

Bluegreen Inc.:  Bluegreen Vacation Club, Inc., a Florida nonprofit corporation, and its successors and assigns, which was organized and formed to manage and operate the Vacation Club and with respect to which each Purchaser becomes a Class A Member thereof upon the purchase of Timeshare Inventory.

Bookings:  all contracts, reservations and sales files for the use or occupancy of guest rooms and/or the banquet facilities and/or other services of the Hotel.

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Borrower:  the entities named as Borrower in the introductory paragraph of this Agreement and, subject to the restrictions on assignment and transfer contained in the Acquisition Loan Documents, its successors and assigns.

Business Day:  every day on which Lender's offices in the state of Arizona are open to the public for carrying on substantially all its business functions or any day which is not a Saturday or Sunday or a legal holiday under the laws of the State of Arizona, State of Texas, State of Florida or the United States.

BVU: as defined in the preamble to this Agreement.

BXG: as defined in the preamble to this Agreement.

Closing Timeshare:  as defined in Section 2.7(c) hereof.

Closing:  as defined in Section 4.2 of this Agreement.

Collateral:  as defined in Section 3.1 of this Agreement.

Collateral Assignment of Declarant’s Rights: the Collateral Assignment of Declarant’s Rights delivered to Lender pursuant to Section 6.1(w) hereof.

Common Elements: as defined in the Declaration for Eilan Condominium.

Consumables:  all food and beverages (non-alcoholic and alcoholic) located at the Property or for use in connection with the operation of the Hotel.

Code:  the Uniform Commercial Code as adopted and in effect in the States of Texas and  Florida with respect to Collateral located in or subject to the Code in those States, and, with respect to Collateral located in any other State, the Uniform Commercial Code as adopted and in effect in that State, as amended from time to time.

Cut-Off Time:  11:59 p.m., Dallas, Texas time, on the date preceding the closing date under the PSA.

Debtor Relief Laws:  any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law, proceeding or device providing for the relief of debtors from time to time in effect and generally affecting the rights of creditors.

Declaration for Eilan Condominium:  that certain Declaration of Condominium for the Eilan Condominium dated as of December 27, 2013, recorded on December 27, 2013, at Book 16492, Page 1672, as Instrument No. 20130261123, in the real property records of Bexar County, Texas, as amended by that certain First Amendment to the Declaration of Condominium for the Eilan Condominium dated as of June 13, 2017, recorded on June 14, 2017, at Book 18568, Page 1675, as Instrument No. 20170114255, in the real property records of Bexar County, Texas, as amended by

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that certain Second Amendment to the Declaration of Condominium for the Eilan Condominium dated February 16, 2018, recorded on February 16, 2018, at Book 18993, Page 1653, as Instrument No. 20180029792, in the real property records of Bexar County, Texas, as further amended, supplemented or restated from time to time.

Default Rate:  the lesser of (a) the maximum per annum rate permitted by Applicable Usury Law, and (b) five percent (5%) per annum in excess of the applicable Basic Interest Rate not to exceed a maximum per annum rate of eighteen percent (18%).

Effective Date:  the date of this Agreement.

Encumbered Timeshare Product:  the Timeshare Inventory that is, from time to time, subject to the lien of the Mortgage.

Environmental Indemnity:  a Hazardous Substance Remediation and Indemnification Agreement dated of even date herewith, executed and delivered by Borrower containing representations, warranties and covenants regarding the environmental condition of the Property and the Collateral, as it may from time to time be amended, supplemented or restated.

Event of Default:  as defined in Section 7.1 hereof.

Executive Order:  as defined in Section 5.19 hereof.

Expendables:  all china, glassware, linens, silverware, kitchen and bar small goods, paper goods, guest supplies, housekeeping and cleaning supplies, operating supplies, printing, stationery, uniforms and similar items located at the Property or used in connection with the operation of the Hotel.

Fifth Third Loan Agreement:  that certain Amended and Restated Credit Agreement, dated December 16, 2016, among BXG as borrower, the guarantors from time to time as party thereto, the lenders from time to time a party thereto and Fifth Third Bank, as Administrative Agent and L/C Issuer, with Bank of America, N.A. and Lender as Co-Syndication Agents and Fifth Third Bank, as Lead Arranger and Sole Bookrunner, as such credit agreement is amended or restated from time to time.

Foreign Assets Control Regulations:  as defined in Section 5.19 hereof.

Franchise Agreement:  that certain Autograph Collection Hotel Franchise Agreement between Marriott International, Inc., a Delaware corporation, as franchisor, and Tenant, as assignee from LSREF2 Windmill REO (Eilan Land), LLC, as franchisee, as it has been previously assigned, assumed, supplemented and amended.

Franchisor:  Marriott International, Inc., a Delaware corporation, as to the existing Franchise Agreement.

Furnishings:  mean all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, vehicles, tools and other articles of personal property (other than the

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Expendables, the Consumables, the Retail Merchandise and personal property that is leased from or provided by third parties) located at the Property or used in connection with the Hotel, subject to such depletions, substitutions and replacements as shall be made in the ordinary course of business.

GAAP:  generally accepted accounting principles, applied on a consistent basis, as described in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question in the United States.

General Intangibles:  to the extent assignable, all telephone exchange numbers, telephone numbers, websites and URLs (including www.eilanhotel.com), tradenames, the names “Sustenio” and “Mercato,” service marks, designs, logos and similar proprietary rights that exist as of the closing date under the PSA and relate to the Land, Improvements or the Hotel; provided, however, the foregoing items shall exclude (i) any items that are leased, licensed or supplied by third parties pursuant to any of the Hotel Contracts, (ii) any items that are owned by Franchisor, Manager or any of their respective affiliates, and (iii) the name “Eilan” and related registered marks and logos.

Hotel:  the hotel and all of its facilities located at 18603 La Cantera Terrace, San Antonio, Texas 78256, and currently known as the Éilan Hotel & Spa.

Hotel Contracts:  all service and maintenance contracts, equipment leases, and other contracts or agreements, relating to the maintenance, operation, provisioning or equipping of the Hotel (as may be supplemented and amended) including those listed on Exhibit A attached hereto and made a part hereof, together with all related written warranties and guaranties, plus any new, replacement or amended contracts or agreements relating to similar matters; provided, however, the Bookings, the Parking Rights, the License Agreement, the Services Agreement, the Tenant Lease, the Management Agreement, the Franchise Agreement and any documents of record in the real property records of Bexar County, Texas relating to the Property shall be excluded from this definition.

Improvements:  the buildings, structures (surface and subsurface), installations and other improvements, including such fixtures and Appurtenances as shall constitute real property located on the Land.

Improvement Funds: as defined in Section 2.3 hereof.

Impositions:  all present and future real estate, personal property, excise, privilege, transaction, documentary stamp and other taxes, charges, assessments and levies (including non-governmental assessments and levies such as maintenance charges, association dues and assessments under private covenants, conditions and restrictions) and any interest, costs, fines or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or after the execution hereof may be assessed, levied or imposed in connection with the Loan, the Collateral or the Acquisition Loan Documents.  Impositions shall include any and all taxes, withholding obligations, deductions, license or other fees, assessments, charges, fines, duties, imposts, penalties, or any property, privilege, excise, real estate or other taxes, charges or assessments currently or hereafter levied or imposed by any local, state, or federal

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governmental authority of the United States upon or in connection with or measured by the Acquisition Loan Documents, the Collateral, or the principal or accrued interest under the Loan, Loan Fee,  collection fees or other amounts payable by Borrower to Lender under the Acquisition Loan Documents.

Incipient Default:  an event or condition, the occurrence of which would, with a lapse of time or the giving of notice or both, become an Event of Default.

Indebtedness:  for any Person, without duplication, the sum of the following:

(a)    indebtedness for borrowed money;

(b)    obligations evidenced by bonds, debentures, notes or other similar instruments;

(c)    obligations to pay the deferred purchase price of property or services;

(d)    obligations as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases;

(e)    obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property;

(f)    obligations of such Person to reimburse any bank or other Person in respect of amounts actually paid under a letter of credit or similar instrument;

(g)    indebtedness or obligations of others secured by a lien on any asset of such Person, whether or not such indebtedness or obligations are assumed by such Person (to the extent of the value of the asset);

(h)    obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) though (g) above; and

(i)    liabilities in respect to unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended.

Insurance Policies:  the insurance policies that Borrower is required to maintain and deliver pursuant to Section 6.1(c) hereof.

Land:  the land having a street address at 18603 La Cantera Terrace, San Antonio, Texas 78256, as more particularly described in Exhibit B to this Agreement upon which the Hotel is situated together with all Appurtenances to the Land.

Legal Requirements:  (a) all present and future judicial decisions, statutes, regulations, permits, approvals, registrations and licenses or certificates of any governmental authority (including

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from any state regulatory agency, department or division in any jurisdiction in which the Hotel is located which has the power and authority to regulate the Hotel in such jurisdiction) in any way applicable to Borrower or its property, including any applicable state statute or other law in any jurisdiction where the Hotel is located which governs the creation and regulation of condominiums in such jurisdiction, as the same may be amended from time to time, and (b) all contracts or agreements (written or oral) by which Borrower or its property is bound or, if compliance therewith would otherwise be in conflict with any of the Acquisition Loan Documents, by which Borrower or its property becomes bound with Lender's prior written consent.

Lender:  ZB, N.A. DBA NATIONAL BANK OF ARIZONA, a national banking association, and its successors and assigns.

License Agreement:  that certain License Agreement dated effective as of December 27, 2013, between LSREF2 Windmill REO (Eilan Land), LLC and Tenant with respect to the use of certain registered service marks.

Loan:  the secured nonrevolving loan in a principal amount of up to $27,500,000 made by Lender in favor of Borrower as evidenced and governed by this Agreement and the other Acquisition Loan Documents.

Loan Fee:  as defined in Section 2.9 hereof.

Loan to Value: as defined in Section 4.1(i) hereof.

Management Agreement: that certain management agreement in effect between Manager and Tenant, as may be supplemented and amended.

Manager:  Aimbridge Hospitality, LLC, a Delaware limited liability company.

Material Adverse Change:  any material and adverse change in, or a change which has a material adverse effect upon, any of:

(a)    the business, properties, operations or condition (financial or otherwise) of either Borrower, which, with the giving of notice or the passage of time, or both, could reasonably be expected to result in either (i) BXG failing to comply with any of the financial covenants contained in Section 6.1(m) or (ii) the Borrower's inability to perform the Obligations pursuant to the terms of the Acquisition Loan Documents; or

(b)    the legal or financial ability of the Borrower to perform the Obligations under the Acquisition Loan Documents and to avoid any Incipient Default or Event of Default; or

(c)    the legality, validity, binding effect or enforceability against either Borrower of any Acquisition Loan Document.

Maturity Date:  the first to occur of (a) April 17, 2023 or (b) the date on which the Loan is required to be repaid pursuant to the terms of this Agreement.

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Maximum Disbursement Amount: as defined in Section 8.6(b) hereof.

Maximum Loan Amount:  $27,500,000.

Minimum Cumulative Semi-Annual Payments:  as defined in Section 2.7(d) hereof.

Monthly Payment Date:  the 20th day of each calendar month (or if such 20th day is not a Business Day, then on the first Business Day thereafter).  The first Monthly Payment Date shall be May 21, 2018.

Mortgage:  the Deed of Trust, Assignment of Leases, Rents and Proceeds, Security Agreement, Fixture Filing and Assignment of Development Rights executed and delivered by BVU to Lender, and recorded in the real property records of Bexar County, Texas, as amended, supplemented, restated, replaced, or substituted from time to time, and which encumbers among other Collateral, the Land and the Improvements, and existing or to be developed buildings and other improvements relating to the Property, and which among other Acquisition Loan Documents, secures the Loan.

Obligations:  all obligations, agreements, duties, covenants and conditions of Borrower to Lender which Borrower is now or hereafter required to Perform under the Acquisition Loan Documents.  Without in any way limiting the foregoing, the term Obligations includes (i) any and all obligations of Borrower to Lender with respect to the Loan and (ii) any and all obligations of Borrower to Lender arising under or in connection with any transaction hereafter entered into between Borrower and Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, as applicable.

Owner Beneficiary:  the Purchaser under the Purchase Contract who purchases Timeshare Inventory in the Timeshare Project pursuant to such Purchase Contract and is thereby designated an Owner Beneficiary under the terms of the Vacation Club Trust Agreement and entitled to exercise Owner Beneficiary Rights with appurtenant Vacation Points.

Owner Beneficiary Rights:  the beneficial rights provided to a Purchaser under the Vacation Club Trust Agreement, which rights shall specifically include the rights of performance provided to Owner Beneficiaries by the Vacation Club Trustee under the Vacation Club Trust Agreement and related documents, which Owner Beneficiary Rights shall specifically include as an appurtenance thereto Vacation Points.

Parking Rights:  the parking easement rights in favor of BVU and/or the Property arising under (i) that certain Declaration of Easements and Covenant to Share Services and Costs for Eilan Development dated December 27, 2013, recorded in Book 16492, Page 2345 of the real property records of Bexar County, Texas, as amended by that certain First Amendment to Declaration of Easements and Covenant to Share Services and Costs for Eilan Development dated July 25, 2017,

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recorded in Book 18653, Page 1509 of the real property records of Bexar County, Texas, and (ii) that certain Parking Easement dated July 25, 2017, recorded in Book 18653, Page 1496 of the real property records of Bexar County Texas, as may be amended from time to time.

Patriot Act Certificate and Agreement:  the Patriot Act Certificate and Agreement by and among Borrower and Lender, dated of even date herewith, as amended, supplemented or restated from time to time.

Performance or Perform:  full, timely and faithful payment and performance.

Permits:  all licenses, franchises (other than the Franchise Agreement), permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Hotel.

Permitted Encumbrances:  with respect to the Collateral (i) real estate taxes and assessments not yet due and payable, (ii) exceptions to title which are approved in writing by Lender (including such easements, dedications and covenants which Lender consents to in writing after the Effective Date), and (iii) those exceptions listed on the attached Exhibit C.

Person:  an individual, general partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

Pledged Leases: as defined in Section 3.1(e) hereof.

Post-Closing Improvements: as defined in Section 8.6(a) hereof.

Prohibited Drug Law Activities:  as defined in Section 6.2(g) hereof.

Property:  the Land and Improvements.

Property Value: as defined in Section 4.1(i) hereof.

PSA:  as defined in the Background Statements.

Public Report:  the approved public report, permit or public offering statement for the Vacation Club and for the Timeshare Project and the approvals or registrations for the Timeshare Project, in the jurisdiction in which the Timeshare Project is located and in each other jurisdiction in which sales of Timeshare Inventory are made or the Timeshare Project is otherwise required to be registered.

Purchase Contract:  a purchase contract by and between a Purchaser and BVU, pursuant to which BVU has agreed to sell and a Purchaser has agreed to purchase Timeshare Inventory in connection with such Purchaser's designation as an Owner Beneficiary under the Vacation Club Trust Agreement, commonly known as a Bluegreen Owner Beneficiary Agreement.

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Purchaser:  a person who has executed a Purchase Contract as a purchaser.

Regulations: as defined in Section 5.21 hereof.

Release Payment(s):  as defined in Section 2.7(c) hereof.

Release Percentage: with respect to each item of Timeshare Inventory and the release of the same from the lien of the Mortgage, the following percentages, as applicable, subject to adjustment under the conditions set forth in Section 2.7(c)(i) hereof:

(1)    prior to the time the Release Percentage is recalculated as set forth in (2) below, the Release Percentage shall be equal to 18.7% of the sales price of each Closing Timeshare that is sold to a Purchaser and is to be released from the lien of the Mortgage;

(2)    Effective as of the Monthly Payment Date occurring in each of April, July, October and January throughout the Term commencing following the making of the first Advance, and at the written request of the Borrower to the Lender, the Release Percentage shall be recalculated to equal (a) the then unpaid principal balance of the Loan (plus the portion remaining to be advanced, if any) divided by (b) the product of (i) the total unsold Vacation Points in the then Encumbered Timeshare Product (ii) multiplied by $1.99 per Vacation Point (iii) multiplied by 80%.  Notwithstanding periodic recalculations of the Release Percentage, in no event shall the Release Percentage ever fall below 5% or exceed 18.7%.

Rents: as defined in Section 3.1(e) hereof.

Request for Release of Improvement Funds: as defined in Section 8.6(b) hereof.

Reservation System: the method, arrangement or procedure including any computer network and software employed for the purpose of enabling or facilitating the operation of the system which enables each Purchaser to utilize such Purchaser's right to reserve a use period in the Timeshare Project in accordance with the provisions and conditions set forth therein.

Retail Merchandise:  all merchandise located at the Property and held for sale at the Property and as sold and replenished in the ordinary course of business.

Retained Liabilities:  liabilities pertaining to any Terminated Contracts or Hotel Contracts not assumed by Purchaser, (b) the Franchise Agreement, Management Agreement and Tenant Lease, and (c) any liabilities with respect to the Transferred Property accruing prior to the Cut‑off Time, unless Purchaser receives a proration credit for such liability prior to the Cut-Off Time and agrees to assume same at closing under the PSA.

Rooms Component: as defined in Section 8.6(a) hereof.

Sales Center Component: as defined in Section 8.6(a) hereof.

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Security Documents:  the Mortgage, the Assignment of Declarant’s Rights, this Agreement and all other documents now or hereafter securing the Obligations, as they may be from time to time be amended, supplemented or restated.

Seller:  as defined in the Background Statements.

Services Agreement:  that certain Services Agreement dated July 24, 2017 between Seller, Tenant and LSREF2 Windmill Residences TRS, LLC.

Subordinated Indebtedness:  Indebtedness represented by BXG's junior subordinated debentures or such other Indebtedness incurred by BXG which is treated as subordinated indebtedness in accordance with GAAP.

Tangible Net Worth:  on a consolidated basis for BXG and its subsidiaries, at any date, the (a) sum of (i) total shareholders' equity, including any non-controlling interest, as reported in BXG’s most recent annual financial statement, plus (ii) Subordinated Indebtedness, as reported in BXG's most recent annual financial statement and (b) less any loans or other indebtedness owed by an Affiliate to BXG, including BBX and any other of BXG's shareholders, owners or members.

Term:  the duration of this Agreement, commencing on the Effective Date and ending when all of the payment Obligations under the Acquisition Loan Documents have been Performed (other than the portion of the Obligations that survive repayment of the Acquisition Note, such as indemnities given under the Acquisition Loan Documents, which have not accrued prior to the repayment of the Acquisition Note).

Terminated Contracts:  those Hotel Contracts that BVU did not assume or accept an assignment of at the closing under the PSA.

Tenant: as defined in the preamble to this Agreement.

Tenant Lease: that certain lease agreement in effect between Seller and Tenant, as may be supplemented and amended.

Timeshare Association:  a not-for-profit corporation to be established in the future in accordance with the Timeshare Declaration to manage the Timeshare Program and in which all owners of Timeshare Inventory at the Timeshare Project will be members.

Timeshare Declaration:  a timeshare declaration to be recorded against the Property following the Effective Date, converting the Hotel to a timeshare regime, as such declaration is amended from time to time.

Timeshare Inventory:  a timeshare fee simple estate in the Timeshare Project as established and provided in the Timeshare Declaration at such time as the Timeshare Declaration has been recorded, which consists of an undivided interest as tenant in common with other owners in the Timeshare Program, including the appurtenant exclusive right to occupy and use a Unit for one or more periods per calendar year or per second calendar year of one week or a portion of one week, and

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subject to the then existing reservation rules and regulations of the Timeshare Association, together with all appurtenant rights and interests, including without limitation, the right to make reservations pursuant to the reservation system pertaining thereto, and appurtenant use rights in and to common elements at the Timeshare Project, easements, licenses, access and use rights in and to all of the facilities at the Timeshare Project, all of which the Purchaser thereof directs BVU to immediately convey to the Vacation Club Trustee and which the Vacation Club Trustee holds pursuant to the provisions of the Vacation Club Trust Agreement, at which time, the Purchaser becomes a member and Owner Beneficiary of the Vacation Club, is identified in a schedule attached to the Vacation Club Trust Agreement, as amended from time to time to include new Owner Beneficiaries, and is entitled to certain Owner Beneficiary Rights under the Vacation Club Trust Agreement and a specific number of Vacation Points corresponding to such rights, which Vacation Points may be used by the Owner Beneficiary for lodging for varying lengths of time at various Vacation Club resorts.

Timeshare Management Agreement:  the management agreement from time to time entered into between the Timeshare Association and the Timeshare Manager for the management of the Timeshare Program.

Timeshare Manager:  the Person from time to time employed by the Timeshare Association to manage the Timeshare Program. As of the Effective Date, the Timeshare Manager is anticipated to be Bluegreen Resorts Management, Inc., a Delaware corporation.

Timeshare Program:  the program created within the Timeshare Project under the Timeshare Declaration by which Persons may own Timeshare Inventory, enjoy their respective Timeshare Inventory on a recurring basis, and share the expenses associated with the operation and management of such program.

Timeshare Program Consumer Documents: the various documents that will be used by Borrower in connection with the credit sale of Timeshare Interests at the Timeshare Project.  The Timeshare Program Consumer Documents will not constitute Collateral.

Timeshare Program Governing Documents: the Public Report, the Timeshare Declaration, any condominium declarations pertaining to the Timeshare Project, the Articles of Organization and bylaws for the Timeshare Association and for Bluegreen Inc., any and all rules and regulations from time to time adopted by the Timeshare Association and Bluegreen Inc., the Timeshare Management Agreement, the Vacation Club Trust Agreement, the Vacation Club Management Agreement, any subsidy agreement, if applicable, by which BVU is obligated to subsidize shortfalls in the budget of the Timeshare Program in lieu of paying assessments, any affiliation agreements, any amenity agreements and any other existing and future contracts, agreements or other documents relating to the establishment, use, occupancy, operation, management, marketing, sale and maintenance of the Timeshare Project.

Timeshare Project:  the Property after such time as the same has been converted to a timeshare regime pursuant to the Timeshare Declaration.

Title Insurer:  a title company which is acceptable to Lender and issues the Title Policy, including without limitation, First American Title Insurance Company.

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Title Policy:  an extended coverage ALTA lender's policy of title insurance (6-17-06) in an amount not less than $27,500,000 insuring that the Mortgage is a valid first lien on the property intended to be encumbered thereby, subject only to the Permitted Encumbrances, issued by Title Insurer and in form and substance and with such endorsements as are reasonably acceptable to Lender, a proforma copy of which is attached hereto as Exhibit D

Trading With the Enemy Act:  as defined in Section 5.19 hereof.

Transferred Property: the Property, the Furnishings, the Retail Merchandise, the General Intangibles, the Warranties, the Appurtenances, the Parking Rights, the Consumables, the Expendables, the assignable (including assignable by consent) Hotel Contracts (other than the Terminated Contracts), the Bookings, the License Agreement, the Services Agreement and the Permits, to the extent transferred to BVU under the PSA.  The term “Transferred Property” shall not include Retained Liabilities or the Terminated Contracts which were not transferred to BVU at the closing under the PSA.

Unit:  a dwelling unit in the Timeshare Project.

Vacation Club:  defined in the Background Statements.

Vacation Club Management Agreement:  the management agreement from time to time entered into between the Vacation Club Trustee and the Vacation Club Manager for the management of the Vacation Club.

Vacation Club Manager:  Bluegreen Resorts Management, Inc., a Delaware corporation, and such other Person from time to time employed by the Vacation Club Trustee to manage the Vacation Club.

Vacation Club Trust:  the trust established pursuant to the Vacation Club Trust Agreement and in accordance with F.S. Ch. 721 (the Florida Vacation Plans and Timesharing Act).

Vacation Club Trust Agreement:  means, collectively, that certain Bluegreen Vacation Club Amended and Restated Trust Agreement, dated as of May 18, 1994, by and among BVU, the Vacation Club Trustee, Bluegreen Resorts Management, Inc. and Bluegreen Vacation Club, Inc., as amended, restated or otherwise modified from time to time, together with all other agreements, documents and instruments governing the operation of the Vacation Club.

Vacation Club Trustee:  Vacation Trust, Inc., a Florida corporation, in its capacity as trustee under the Vacation Club Trust Agreement, and its permitted successors and assigns.

Vacation Points:  the value placed upon a nightly or weekly occupancy of a timeshare unit pursuant to the terms of the Purchase Contract, which value may be set forth within the Demand Balancing Standard (as defined in the Vacation Club Trust Agreement).

Ward Financial:  Ward Financial Company, a Pennsylvania corporation.

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WARN Act:  Worker Adjustment and Retraining Notification Act or any state law analogue.

Warranties:  all rights, titles and interests in and to all bonds, guarantees and warranties, if any, issued by any manufacturer or contractor in connection with construction or installation of equipment or any component of the Improvements included as part of the Transferred Property.

1.2    Other Definitional Provisions.

Capitalized terms used in this Agreement or in any Acquisition Loan Document which are defined herein shall have the meanings set forth herein.  Capitalized terms defined in the Preliminary Statements or elsewhere in this Agreement shall have the meanings assigned to them at the place first defined.  As used herein, the term “this Agreement” shall include all exhibits, schedules and addenda attached hereto, all of which shall be deemed incorporated herein and made a part hereof.  The definitions include the singular and plural forms of the terms defined.  Any defined term which relates to a document, instrument or agreement shall include within its definition any amendments, modifications, supplements, renewals, restatements, extensions, or substitutions which may have been heretofore or may be hereafter executed in accordance with the terms hereof and thereof.  Unless otherwise specified, references to particular section numbers shall mean the respective sections of this Agreement.

Accounting terms not defined herein will have the respective meanings given to them under GAAP.  To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under GAAP, the definitions contained herein will control. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”, and reference to a numbered or lettered subdivision of an Article, section or paragraph shall include relevant matter within the Article, section or paragraph which is applicable to but not within such numbered or lettered subdivision.  Whenever the words “including”, “include”, or “includes” are used in the Acquisition Loan Documents, they shall be interpreted in a non-exclusive manner as though the words, “without limitation,” immediately followed the same.

2.    LOAN COMMITMENT; USE OF PROCEEDS

2.1    Acquisition Loan.  Upon the terms and subject to the conditions set forth in this Agreement, Lender shall loan to or for the account of Borrower, and Borrower shall borrow and repay, the Loan in the maximum principal amount of $27,500,000, the proceeds of which will be used by Borrower (together with equity) for the purposes set forth in Section 2.3 below.  The Loan does not revolve.

2.2    Continuation of Obligations Throughout Term.  This Agreement and Borrower's liability for Performance of the Obligations shall continue until the end of the Term.

2.3    Use of Proceeds.  By way of background, Borrower has advised Lender that the projected costs to be incurred by Borrower in connection with the closing of the Acquisition and the Loan and in connection with the making of the Post-Closing Improvements are as follows:

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AMOUNT	DESCRIPTION
$34,025,000	Purchase Price
$3,900,000	Sales Center Component of Post-Closing Improvements (See Section 8.6)
$700,000	Rooms Component of Post‑Closing Improvements (See Section 8.6)
$700,000	Estimated Closing Costs (i.e. loan fees, legal fees, title fees and other closing costs)
$39,325,000	Total

The initial Advance will not exceed 70% of the Purchase Price and Closing Costs, identified above (established by evidence reasonably satisfactory to Lender) with the balance of the Purchase Price and Closing Costs to be paid by an equity contribution made to BVU.  Subject to the conditions to an advance contained Section 8.6, subsequent Advances (“Improvement Funds”) will be made quarterly to fund a portion of the Post-Closing Improvements cost, as more fully set forth in Section 8.6 hereof.  In no event shall the initial Advance cause the unpaid principal balance of the Loan to exceed the Maximum Loan Amount and in no event shall cumulative Advances over the Term exceed the Maximum Loan Amount. To the extent there is cost savings in the construction of the Sales Center Component, such savings may be reallocated to fund any cost overruns in the construction of the Rooms Component, upon written notice to Lender. Similarly, to the extent there is cost savings in the construction of the Rooms Component, such savings may be reallocated to fund any cost overruns in the construction of the Sales Center Component, upon written notice to Lender.

2.4    Repayment of Loan.  The Loan shall be evidenced by the Acquisition Note and shall be repaid in immediately available funds according to the terms of the Acquisition Note and this Agreement.

2.5    Interest.  Except as otherwise provided in the Acquisition Note or this Agreement, interest (“Basic Interest”) shall accrue on the unpaid principal balance of the Loan from time to time outstanding at the Basic Interest Rate.  Basic Interest is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days during the calendar month that the principal balance is outstanding.  Interest shall accrue on funds as of the date Lender wires such funds to Borrower or to any escrow agent handling disbursement of such funds.  Payments of principal and any other amounts due and payable under the Acquisition Loan Documents (other than Basic Interest) shall accrue interest at the Default Rate after the occurrence and continuation of an Event of Default.  Borrower acknowledges and agrees that the Default Rate is reasonable in light of the increased risk of collection after the occurrence and continuation of an Event of Default.

2.6    Payments.

(a)    Borrower agrees punctually to pay or cause to be paid to Lender all principal and interest due under this Agreement and the Acquisition Note, respectively, with respect to the Loan.  All payments of principal, interest and fees on the Loan shall be made to Lender by federal funds wire

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transfer as instructed by Lender in immediately available funds.  If any payment of principal, interest or fees to be made by Borrower becomes due on a day other than a Business Day, such payment will be due on the next succeeding Business Day and such extension of time will be included in computing any interest with respect to such payment.

(b)    If any installment of interest and/or the payment of principal is not received by Lender within 10 days after the due date thereof, then in addition to the remedies conferred upon Lender pursuant to Section 7.2 hereof and the other Acquisition Loan Documents, Lender may elect to assess a late charge of 5% of the amount of the installment due and unpaid, which late charge will be added to the delinquent amount to compensate Lender for the expense of handling the delinquency; provided, however, no late charge shall be imposed upon a payment to repay the Loan upon the Maturity Date or upon acceleration of the Loan.  Borrower and Lender agree that such late charge represents a good faith and fair and reasonable estimate of the probable cost to Lender of such delinquency.  Borrower acknowledges that during the time that any such amount is in default, Lender will incur losses which are impracticable, costly and inconvenient to ascertain and that such late charge represents a reasonable sum considering all of the circumstances existing on the date of the execution of this Agreement and represents a reasonable estimate of the losses Lender will incur by reason of late payment.  Borrower further agrees that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix.  Acceptance of such late charge will not constitute a waiver of the default with respect to the overdue installment, and will not prevent Lender from exercising any of the other rights and remedies available hereunder.  Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on the Loan and the check or preauthorized charge with which Borrower pays is later dishonored.

2.7    Minimum Required Payments.  Borrower shall make the following payments on the Loan:

(a)    Interest Payments.  On the Monthly Payment Date beginning May 2018, a monthly payment of interest only shall be due and payable, at the Basic Interest Rate, on the aggregate outstanding principal balance of the Loan in an amount equal to interest which accrued during the immediately preceding calendar month.

(b)    Reserved.

(c)    Release Process.  In connection with each closing of a sale of an item of Timeshare Inventory (“Closing Timeshare”), Borrower shall pay to Lender an amount calculated in respect of each Closing Timeshare, until the earlier of the Maturity Date or until the Loan is paid in full (as to each Closing Timeshare, such amount is called the “Release Payment” and as to all Closing Timeshares, the aggregate of such amounts is called the “Release Payments”).

(i)    The Release Payment per Closing Timeshare shall be an amount equal to the greater of (a) the Release Percentage multiplied by the sales price of each Closing Timeshare that is sold to a Purchaser or (b) an amount, calculated from time to time by Lender in good faith, as may be necessary to cause the Loan to be paid in full upon the initial sale of 93.8% of the total Vacation Points (such total equaling 78,794,000 and 93.8% of such total equaling 73,908,772) attributable to the Timeshare Inventory at the Property.  To the extent the then Release Percentage is not adequate to meet the 93.8% sellout requirement set forth in

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clause (b) above, the Release Percentage shall either be appropriately adjusted upward in good faith or Borrower shall make a prepayment of the Loan (without a prepayment premium) to such a degree that the 93.8% sellout requirement will be met. To the extent that previously-sold Timeshare Inventory is recovered by Borrower through foreclosure, forfeiture or other means (including as a trade-in in connection with an upgrade), a Release Payment in the amount set forth above shall be paid upon the re-sale of Timeshare Inventory; however Borrower shall not be required to re-encumber such Timeshare Inventory under the lien of the Mortgage when such Timeshare Inventory is recovered.

(ii)    On or before the Monthly Payment Date subsequent to the month in which the sale of a Closing Timeshare occurs, Borrower shall deliver, or cause to be delivered, to Lender the required Release Payment for such Closing Timeshare.  Upon the payment of the required Release Payment, Lender shall credit the Release Payment as provided in Section 2.10.  Borrower acknowledges that Lender shall have no obligation to execute or deliver or authorize the recording of any partial release of the Mortgage related to a Closing Timeshare prior to Lender's receipt of the Release Payment for such Closing Timeshare in good collected funds in U.S. dollars.  In connection with the sale of a Closing Timeshare to a Purchaser, Lender agrees to execute and deliver to Borrower the partial release referenced below, pursuant to which the security interest in such Closing Timeshare created by the Mortgage will be released if, and only if, all of the following conditions have been satisfied:

(A)    The full Release Payment in respect of such Closing Timeshare shall have been paid to and received by Lender in good and collected funds; and

(B)    If the Closing Timeshare is subject to the lien of the Mortgage, a partial release of Mortgage, in the form attached hereto as Exhibit E shall have been completed by Borrower and submitted to Lender with the aforesaid request, and Lender or Lender's attorneys, shall have reasonably approved the form of legal description to be included in such partial release.

Borrower shall bear the responsibility of recording any and all documents executed and delivered pursuant to this section.  Borrower shall also pay all escrow costs and recording and transfer costs in respect to such documents.

(iii)    For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Agreement or the other Acquisition Loan Documents, (A) the Timeshare Program Consumer Documents are not secured by the Mortgage or by the other Acquisition Loan Documents and (B) Retail Merchandise, Consumables and Expendables may be utilized, sold or otherwise disposed of in the ordinary course of business, free of the lien of the Mortgage and other Acquisition Loan Documents and without the payment of a Release Payment.

(d)    Minimum Principal Reductions.  Borrower hereby agrees to pay to Lender, by each Semi-Annual Payment Date (set forth in the table below), cumulative principal reduction payments equal to at least the amounts set forth in the table below (the “Minimum Cumulative Semi-Annual Payments”). The first Semi-Annual Payment Date will occur in October 2018.  Release Payments paid by Borrower on or prior to a Semi-Annual Payment Date and previously paid Minimum Cumulative Semi‑Annual Payments paid by Borrower prior to a particular Semi-Annual Payment Date

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shall be taken into account in determining whether or not Borrower has paid the required Minimum Cumulative Semi-Annual Payment. The Minimum Cumulative Semi-Annual Payments shall be in addition to any interest owed or paid to Lender pursuant to the Acquisition Loan Documents.

Semi-Annual Payment Date	Minimum Cumulative Semi-Annual Payment
The date that is 6 months after the Effective Date	$350,000
The date that is 12 months after the Effective Date	$2,700,000
The date that is 18 months after the Effective Date	$4,825,000
The date that is 24 months after the Effective Date	$6,950,000
The date that is 30 months after the Effective Date	$10,100,000
The date that is 36 months after the Effective Date	$13,250,000
The date that is 42 months after the Effective Date	$16,675,000
The date that is 48 months after the Effective Date	$20,100,000
The date that is 54 months after the Effective Date	$23,800,000
Maturity Date	$27,500,000

In the event at the end of any semi-annual time period (i.e. the Semi-Annual Payment Date), the required Minimum Cumulative Semi-Annual Payment has not occurred, Borrower shall pay any shortfall to Lender within 20 days thereafter, other than the payment due on the Maturity Date which shall be due on that date, with no 20-day extension.  All such payments of principal will be applied by Lender as provided in Section 2.10.

(e)    Reserved.

(f)    Final Payment.  The entire outstanding principal amount of the Loan, together with all other monetary Obligations due in respect of the Loan, shall be paid in full by not later than the earliest of: (i) the Maturity Date or (ii) the occurrence of an Event of Default (and Lender's election to accelerate the Loan).

2.8    Prepayment.  Borrower may prepay the Loan, in full or in part, at any time, without any prepayment premium or penalty.

2.9    Loan Fee .   A fee of $309,375 (which is equal to one and one-eights percent (1.125%) of the amount of the Loan (i.e. $27,500,000)) shall be paid to Lender by Borrower (the “Loan Fee”), concurrently with the Closing of the Loan.  The Loan Fee was fully earned as of the Effective Date in consideration for Lender's agreement to make the Loan to Borrower in accordance with the terms of this Agreement.  Regardless of whether Borrower repays or is required to repay the Loan prior to the end of the Maturity Date, Borrower will not be entitled to any refund of the Loan Fee.

2.10    Application of Proceeds of Collateral and Payments.  Notwithstanding anything in the Acquisition Loan Documents to the contrary, the amount of all payments or amounts received by Lender with respect to the Loan shall be applied in the following order of priority:  (a) to any past due payments of interest on the Loan and to accrued interest on the Loan through the date of such payment, including any interest at the Default Rate; (b) to any late fees, examination fees and expenses, collection fees and expenses and any other fees and expenses due to Lender under the Acquisition

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Loan Documents in connection with the Loan; and (c) to the unpaid principal balance of the Loan.  In calculating interest and applying payments as set forth above:  (i) interest on the Loan shall be calculated and collected through the date payment is actually received by Lender; (ii) interest on the outstanding balance of the Loan shall be charged during any grace period permitted under the Acquisition Loan Documents; (iii) at the end of each month, at the reasonable discretion of Lender, all past due interest and other past due charges provided for under the Acquisition Loan Documents with respect to the Loan shall be added to the principal balance of the Loan; and (iv) to the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower's benefit that is subsequently invalidated, set aside or required to be repaid to any other Person, then, to such extent, the Obligations in connection with the Loan shall be revived and continue as if such payment or proceeds had not been received by Lender and Lender may adjust the Loan balance as Lender, in its discretion, deems appropriate as indicated under the circumstances.  The provisions of this Section 2.10 are also subject to the parties' rights and obligations under the Acquisition Loan Documents as to the application of proceeds of the Collateral following an Event of Default.

2.11    Reserved.

2.12    Reserved.

2.13    Release of Mortgage.  Notwithstanding anything to the contrary in this Agreement, upon payment in full of all amounts owed under this Agreement (other than obligations intended to survive the repayment of the Acquisition Note), Lender shall promptly release the lien of the Mortgage and shall terminate all financing statements and other documents or instruments relating to the Collateral and take such other actions as may be necessary to release any such Collateral from Lender's lien at the sole cost and expense of Borrower.

3.    SECURITY

3.1    Grant of Mortgage and Security Interests.  To secure the payment and performance of the Loan and the other Obligations, for value received, BVU unconditionally and irrevocably mortgages, assigns, pledges and grants to Lender a continuing first priority mortgage and security interest in and to and lien upon all of Borrower’s rights, title and interest in and to the Transferred Property together with all of the following, whether now owned or existing or hereafter acquired or arising (the Transferred Property together with the following, collectively, the “Collateral”) (subject however to the release of an item of Timeshare Inventory from the lien of the Mortgage under the conditions set forth in Section 2.7(c) hereof):

(a)    The Property or portions thereof, as may be subsequently described based on platting or re-platting, and as the Property or portions thereof may be converted into a condominium or timeshare form of ownership, and developed, improved and configured, and including all structures, installations, fixtures and improvements now or hereafter erected, installed or located on the Land, and the utilities, utility agreements, water and sewer capacity reservation agreements, land use, zoning, vested rights and other governmental approvals, entitlements, special exceptions or variances relating to the Property and all tenements, hereditaments, easements, riparian and other rights and appurtenances pertaining to or benefiting the Property, whether now owned or existing or hereafter

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arising and acquired, and all present or future rights, title and interests in and to condominium or interval ownership (timeshare) property or developer retained property on the Property, and common elements, as may be established from time to time in connection with any condominium or timeshare regime, together with all existing or arising appurtenant rights and interests, and appurtenant and easement or related rights in and to the common elements, common areas or common amenities, each as may be established by any condominium or timeshare plan, and including any existing or future parking areas, recreational areas and amenities, roadways and walkways, lobby and common areas, and all installations, fixtures and improvements presently existing or hereafter constructed, erected, installed or located in or on or appurtenant to the Property;

(b)    Easements, servitudes, licenses, leasehold interests (whether as lessor or lessee), and access and use rights in and to all Property facilities and amenities, and further including all rights of way, strips, gores of land, streets, ways, passages, alleys, and transport systems, and all water rights, mains, lines, laterals and any storm water, wastewater or sanitary sewer systems, installations, or fixtures, and related rights, and all riparian rights, appropriative rights, irrigation rights, water allocations and water stock, and all other utilities, utility agreements, easements, access and use agreements or licenses, water, sewer and other facilities, capacities, reservations, rights or deposits, and all related agreements and development orders or approvals, and all rights, title, licenses, permits or rights in, to or with respect to mineral, oil, gas or other hydrocarbons on, in or beneath the Property, along with rights of surface or subsurface entry, and other rights and appurtenances, tenements and hereditaments pertaining to or benefiting the Property;

(c)    The utilities, utility agreements, “will-serve” agreements, tenements, hereditaments, easements, access and use agreements or licenses, water, sewer and other facilities, capacities, reservations or deposits, and all related agreements, and riparian and other rights and appurtenances pertaining to or benefiting the Property;

(d)    All post-closing obligations owed by Seller and Tenant to BVU under the PSA, including all rights under any post-closing covenants, representations, warranties and indemnities which survive the closing of the Acquisition;

(e)    All written or unwritten tenancies, leases, subleases, rentals, rental agreements, licenses (including any liquor licenses, to the extent assignable by law), arrangements or obligations, or leasehold interests of, from or pertaining to the Property or other agreement which grant a possessory interest in and to or right to use the Property, whether BVU is landlord, tenant or other party (all of the foregoing, collectively, “Pledged Leases”), and all rents, deposits, credits, issues, income, accounts, profits, concessions, entry fees, revenues, royalties, proceeds and benefits thereof or with respect thereto or deriving therefrom, all damages received upon the occurrence of a default under any of the Pledged Leases and all proceeds payable under any policy of insurance covering loss of rents with respect thereto (collectively, “Rents”);

(f)    All credits, fees, rebates, revenues, payments, monies, contract rights,  deposits, options, privileges and rights of BVU under or with respect to the overall development of the Property, including all monetary deposits which BVU has been required to give to any public or private utility with respect to utility services furnished to the Property, and all fees paid to or on behalf of

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governmental or quasi‑governmental agencies, for whatever purposes and by whatever means, together in any case with all rights to receive a refund of such monetary deposits;

(g)    All owned or leased furniture, furnishings, fixtures, equipment and machinery of every kind and description located in or on or used in connection with the Property;

(h)    Rights and benefits in, to and under heating, ventilating and air cooling and air conditioning equipment and apparatus, electrical equipment, switchboards, plumbing equipment, lifting apparatus, gas and electric fixtures and installations, elevators, escalators, fittings and machinery, together with any and all replacements thereof, substitutions therefor and additions thereto;

(i)    All management, maintenance, service, utility, development, amenities (including golf course access and use), amenity usage, security or technical service and other agreements or arrangements relating to the use, occupancy, maintenance, construction, management, operation, service or enjoyment of or the sale of timeshare interests from, the Property, or relating to BVU’s business at the Property, and any agreements guaranteeing the performance of any of them, unless such agreement are subject to the negative pledge as set forth in Section 6.2(e) hereof;

(j)     Any casualty, hazard, liability, builders’ risk, business interruption or other insurance and insurance policies, including payment, performance and completion bonds, insuring against claims or loss with respect to the Property or the other Collateral, or for business interruption or otherwise relating to BVU or its business at the Property;

(k)    Documents, instruments, goods, equipment, accounts, accounts receivable, inventory, supplies, chattel paper, general intangibles, contract rights and agreements relating to the use, occupancy, maintenance, sale, or enjoyment of the Property, including contracts for sale of any portion of the Property and receivables deriving therefrom, and any other tangible or intangible personal property located at, arising out of, or used or useful in connection with the Property, relating to the Property, or the other Collateral, and all payments or proceeds (exclusive of the Timeshare Program Consumer Documents);

(l)    Extensions, additions, improvements, accessions, betterments, renewals, substitutions and replacements of, for or to any of the Collateral, wherever located, together with the products, proceeds, issues, rents and profits thereof, including insurance proceeds and the proceeds of any condemnation or eminent domain awards, or any agreements in lieu of condemnation of eminent domain, or in respect of injury or waste to, or taking of, or decrease in value of, the Property, and of any claims or rights regarding any of the other Collateral;

(m)    All books and records, and all written or computer information, computer tapes, disks and software relating to the Collateral;

(n)    The right of BVU to collect and receive all sums which may be due to BVU or which BVU may have or thereafter become entitled to demand or claim under the any of the foregoing;

(o)    The rights of BVU to terminate, perform, compel the performance of or exercise remedies under, any of the foregoing; and

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(p)    All replacements and substitutions for, modifications of, supplements, addenda and additions to, the foregoing.

3.2    Perfection.  BVU agrees, at its own expense, to execute, deliver and record/file the Mortgage and the financing statements provided for by the Code and to take such other action as may be required to perfect and continue the perfection of the Mortgage and security interests in the Collateral, including, without limitation, executing, delivering, and recording/filing any and all other instruments or documents required by Lender.

3.3    Location.  All tangible Collateral which is personal property is to remain at all times at the Property, and Borrower may not transfer the Collateral from such premises without the prior written approval of Lender, which will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, BVU shall have the right to sell, consume, replace and replenish items of Collateral in the nature of Furnishings, Consumables, Retail Merchandise and Expendables (constituting part of the Transferred Property and those subsequently acquired by BVU), in the ordinary course of business, and modify, cancel and renew Hotel Contracts (constituting part of the Transferred Property and those arising after the Effective Date), in the ordinary course of business, without the prior written consent of Lender.

3.4    Maintenance of Security.  Borrower will maintain or cause to be maintained in full force and effect throughout the Term (except as otherwise expressly provided in such Acquisition Loan Document), as security for the Performance of the Obligations, the Acquisition Loan Documents and all other security required to be given to Lender pursuant to the terms of this Agreement.

4.    CONDITIONS PRECEDENT TO ADVANCE; METHOD OF DISBURSEMENT

4.1    Closing Conditions.  The obligation of Lender to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions to the satisfaction of Lender, in the exercise of its sole discretion:

(a)    Checklist Items.  Lender shall have received those documents, instruments, information and other items of due diligence listed on the Closing Checklist attached hereto as Exhibit F and each of the agreements to be delivered thereunder shall be in full force and effect, unless otherwise agreed in writing by Lender.

(b)    Payment of Expenses.  Borrower shall have paid or shall have made arrangements satisfactory to Lender for the payment of all reasonable costs and expenses incurred by Lender in connection with the documentation, negotiation, and closing of the Loan, including the Loan Fee, all reasonable attorneys' fees and expenses and all recording fees, taxes, title premiums, and other expenses associated therewith.

(c)    Litigation.  Except as disclosed in BXG’s most recent SEC filing and as otherwise disclosed to Lender in the Litigation Summary attached hereto as Exhibit G approved by Lender, there shall be no bankruptcy, foreclosure action or other material litigation or judgments pending or outstanding against Borrower or any Affiliates (each a “Material Party”), or the Property.  Material

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litigation shall not include matters in which (a) a Material Party is plaintiff and no counterclaim is pending or (b) Lender determines in its sole discretion that such litigation is immaterial due to settlement, insurance coverage, frivolity or amount of claim.

(d)    Closing of Acquisition.  All conditions precedent to the closing of the Acquisition are satisfied (or waived with the prior written approval of Lender) and the Seller is irrevocably committed to transfer the Transferred Property to Borrower contingent solely upon payment of the applicable purchase price contained in the PSA. All of the deliverables required of the Seller under Section 6.5 of the PSA have delivered in the manner contemplated under that section.  Other than to the extent disclosed to Lender in writing prior to the Closing to Borrower’s knowledge, Seller has performed all of the obligations of Seller that were required to be performed by it prior to the closing under the PSA.

(e)    No Prohibited Actions.  Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any provision of or constitute an Event of Default under the Acquisition Loan Documents if such documents had been binding and effective.

(f)    Borrower Equity.  Lender shall have received satisfactory evidence immediately prior to the closing of the Acquisition, that Borrower has deposited with the escrow agent handling the Acquisition the amount necessary to close the Acquisition (after taking into account the funding of the Loan) as more fully reflected in its settlement statement prepared by such escrow agent and approved by Lender.

(g)    Terms and Conditions.  Immediately prior to the closing of the Acquisition, the terms and conditions to closing set forth in this Agreement and the other Acquisition Loan Documents shall have been satisfied, all covenants and agreements to have been complied with and performed by Borrower shall have been fully complied with and performed to the satisfaction of Lender, and the representations and warranties contained in the Acquisition Loan Documents shall be true and correct in all material respects.

(h)    Loan Documents.  At Closing, Borrower shall have duly authorized, executed, acknowledged and delivered to Lender and, where required, recorded, all of the Acquisition Loan Documents and all documentary stamp taxes, intangible taxes and other taxes, fees and expenses shall have been fully paid by the Borrower.  All Acquisition Loan Documents shall be in form and content satisfactory to Lender.

(i)    Appraisal.  Lender shall have received an appraisal of the Property, from an appraiser selected by Lender and in form and content and with an effective date satisfactory to Lender, reflecting (i) the “as-completed” value of the Property as a vacation ownership timeshare resort, including the value of all commercial space at the Property and the improvements to be undertaken by Borrower, less (ii) the value of personal property and other furniture, fixtures and equipment contained in the Property (the “Property Value”). The appraisal shall demonstrate that the Loan to Value does not exceed 75%. As used herein, the term “Loan to Value” means the ratio, expressed as a percentage, determined by dividing (i) the amount of the Loan (i.e. $27,500,000) by (ii) the as-completed Property Value.  Such appraisal shall comply with all federal and state standards for appraisals and otherwise

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shall be satisfactory to Lender in all material respects.  Borrower agrees to pay the costs and expenses for all appraisals and reviews thereof as ordered by Lender pursuant to this paragraph.

(j)    Title Policy.  Title Insurer is irrevocably committed to issue the Title Policy to Lender.

(k)    Franchise Agreement.  That certain Autograph Collection Hotel Franchise Agreement between Marriott International, Inc., as franchisor, and Tenant, as assignee from LSREF2 Windmill REO, (Eilan Land), LLC, as franchisee, is terminated, subject only to the payment of a termination fee, as outlined in the PSA, (which termination fee, Borrower agrees to pay or cause to be paid at the Closing.)

4.2    Closing.  Subject to satisfaction of all of the foregoing conditions to closing relating to the Loan, “Closing” under the Loan shall occur on April 17, 2018.  Such Closing shall occur at a place designated by mutual agreement of Borrower and Lender, and may occur pursuant to escrow arrangements agreed to by Lender.

5.    REPRESENTATIONS AND WARRANTIES

As an inducement to Lender to execute this Agreement, make the Loan, and disburse the proceeds of the Loan, Borrower represents and warrants to Lender the truth and accuracy of the matters set forth in this Article 5.

5.1    Good Standing.  Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing and authorized to do business in each jurisdiction where at any time the location or nature of its properties or its business makes such good standing and qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business or financial condition of Borrower or the validity or enforceability of the Acquisition Loan Documents.  Borrower has full power and authority to carry on its business and own its property.

5.2    Power and Authority; Enforceability.  Borrower has full power and authority to execute and deliver the applicable Acquisition Loan Documents and to Perform the Obligations, and to own, pledge, mortgage, hypothecate and otherwise encumber and operate its property, including the Collateral.  BVU has the full power and authority to execute and deliver the PSA and to perform its obligations thereunder.  All action necessary and required by Borrower's Articles of Organization and all other Legal Requirements for Borrower to obtain the Loan and close the Acquisition, and for Borrower to execute and deliver the Acquisition Loan Documents and all other documents and instruments which have been or will be executed and delivered in connection with the Acquisition Loan Documents and to Perform the Obligations has been duly and effectively taken.  The applicable Acquisition Loan Documents are and, to Borrower's knowledge, shall be, legal, valid, binding and enforceable against Borrower and do not violate the Applicable Usury Law and the execution and delivery of the applicable Acquisition Loan Documents by Borrower does not constitute a default or result in the imposition of a lien under the terms or provisions of any agreements to which Borrower is a party.  No consent of any governmental agency or any other Person not a party to this Agreement is or will be required as a condition to the execution, delivery or enforceability of the Acquisition Loan Documents or to the closing by BVU of the Acquisition.

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5.3    Borrower's Principal Place of Business.  Borrower's principal place of business and chief executive office are as follows:   C/O Bluegreen Vacations Corporation, 4960 Conference North, Suite 100, Boca Raton, Florida, 33431.  During the past five (5) years, Borrower has not been known by any other name (exclusive of fictitious names and "d/b/a's") other than as set forth in Exhibit H or located in any address other than as set forth in this Agreement.

5.4    Collateral.

(a)    Title.  Borrower has and will have good and marketable title to the Collateral, free and clear of any lien, security interest, charge or encumbrance except for (i) the security interest created by this Agreement or otherwise created in favor of Lender, (ii) the sale of Consumables, Retail Merchandise and Expendables in the ordinary course of business, and (iii) the Permitted Encumbrances.   After Closing of the Acquisition, no financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of Lender.  Borrower shall defend Lender against and save Lender harmless for, from and against all claims of any Persons other than Lender with respect to the Collateral, and this indemnity shall include all reasonable attorneys’ fees and legal expenses incurred by Lender in connection therewith.

(b)    Perfection of Security Interest.  The execution and delivery of this Agreement and the other Acquisition Loan Documents, the filing or recording of UCC‑1 Financing Statements and, if required, UCC‑3 amendments in the applicable public records in Florida and the recording in the public records in Bexar County, Texas of the Mortgage and the fixture filing will create in favor of Lender a valid and perfected continuing first priority security interest in the Collateral.  The Collateral secures and shall secure the full payment and performance of the Obligations.

5.5    No Misrepresentations.  The Acquisition Loan Documents and all certificates, financial statements and written materials furnished to Lender by or on behalf of Borrower in connection with the Loan do not contain as of the date furnished to Lender any untrue statement of a material fact or omit to state a fact which materially adversely affects or in the future may materially adversely affect the Property, the Collateral, the business or financial condition of Borrower, or the ability of Borrower to Perform the Obligations.  All financial statements furnished to Lender by or on behalf of Borrower in connection with the Loan will be prepared in accordance with GAAP.

5.6    No Default for Third Party Obligations.  Borrower is not in default under any other material agreement evidencing, guaranteeing or securing borrowed money or a receivables purchase financing or in violation of or in default under any material term in any other material agreement, instrument, order, decree or judgment of any court, arbitration or governmental authority to which it is a party or by which it is bound.

5.7    Payment of Taxes and Other Impositions.  Borrower has filed all tax returns and have paid all Impositions, if any, required to be filed by it or paid by it when due, including real estate taxes and assessments relating to the Property or the Collateral, after the Closing of the Acquisition, unless the same is being appealed or contested in good faith and unless as a result of such appeal, the

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execution and enforcement of such taxes and assessments is stayed pending the outcome of such appeal.

5.8    Governmental Regulations.  Borrower is not subject to regulation under the Investment Company Act of 1940, as the same may be amended from time to time, or any federal or state statute or regulation limiting its ability to incur debt or perform the Obligations.

5.9    Employee Benefit Plans.  BVU does not maintain any pension, retirement, profit sharing or similar employee benefit plan that is subject to the Employee Retirement Income and Security Act of 1974 as the same may be amended from time to time pursuant to which such entity's contribution requirement is made concurrently with the employee's contribution.  BXG has a pension, profit sharing or other compensatory or similar plan of BXG (herein after called a “Plan”) providing for a program of deferred compensation for any employee or officer.  No fact or situation, including but not limited to, any “Reportable Event,” as that term is defined in Section 4043 of the Employee Retirement Income Security Act of 1974 as the same may be amended from time to time (“Pension Reform Act”), exists or will exist in connection with any Plan of BXG which might constitute grounds for termination of any Plan by the Pension Benefit Guaranty Corporation or cause the appointment by the appropriate United States District Court of a Trustee to administer any such Plan.  No “Prohibited Transaction” with respect to BXG within the meaning of Section 406 of the Pension Reform Act exists or will exist with respect to any Plan upon the execution and delivery of the Acquisition Loan Documents or the performance by the parties hereto of their respective duties and obligations hereunder, except a prohibited transaction that qualifies for an exemption under the Pension Reform Act.  BXG will (1) at all times make prompt payment of contributions required to meet the minimum funding standards set forth in Sections 302 through 305 of the Pension Reform Act with respect to each Plan; (2) promptly,  upon written request therefor, furnish to the Lender copies of each annual report required to be filed pursuant to Section 103 of the Pension Reform Act in connection with each Plan for each Plan Year, including any certified financial statements or actuarial statements required pursuant to said Section 103; (3) notify the Lender immediately of any fact, including, but not limited, to any Reportable Event arising in connection with any Plan which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer the Plan; and (4) notify the Lender of any “Prohibited Transaction” with respect to BXG as that term is defined in Section 406 of the Pension Reform Act, except a prohibited transaction that qualifies for an exemption under the Pension Reform Act.  BXG will not (a) engage in any Prohibited Transaction, except a prohibited transaction that qualifies for an exemption under the Pension Reform Act or (b) terminate any such Plan in a manner which could result in the imposition of a lien on the property of BXG pursuant to Section 4068 of the Pension Reform Act.

5.10    Securities Activities.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System in effect from time to time), and not more than 25% of the value of the assets of either such entity consists of such margin stock.  Furthermore, none of the proceeds of the Loan will be used to purchase or carry any “margin stock” and no portion of the proceeds of the Loan will be extended by Borrower to others for the purpose of purchasing or carrying margin stock. None of the transactions contemplated in this Agreement (including the use of the proceeds from the Loan) will violate or result in the violation of

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Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued under it, including Regulations G, T, U and X of the Federal Reserve Board, 12 C.F.R. Part 11.

5.11    Minimum Number of Vacation Points. Following conversion of the Hotel to timeshare use, the Property shall yield no fewer than 78,794,000 Vacation Points.

5.12    Common Enterprise.  To the extent that more than one Person is named as Borrower hereunder, each such Borrower acknowledges that the successful operation and condition of Borrowers are partially dependent on the continued successful performance of the functions of the Borrowers as a whole and the successful operation of each Borrower is dependent on the successful performance and operation of the other Borrowers.  Each Borrower expects to derive benefit (and the board of directors or other governing body of each such Borrower has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by Lender hereunder, both in their separate capacities and as members with the other Borrowers of an interrelated group of companies.  Each Borrower has determined that execution, delivery and performance of this Agreement and any other Acquisition Loan Documents to be executed by such Borrower is within its corporate or company purpose, will be of direct and indirect benefit to such Borrower and is in its best interest.

5.13    Representations as to the Property.

(a)    Access.  The Property (including all amenities) has access over easements to a publicly dedicated road and all roadways, and parking lots that serve the Property are and will be common elements or easement parcels appurtenant to the Property.

(b)    Utilities.  Electric, gas, sewer, water facilities and other necessary utilities are lawfully available in sufficient capacity to service the Property and any easements necessary to the furnishing of such utility service have been obtained and duly recorded.

(c)    Improvements.  All costs arising from the acquisition, installation, construction and completion of any improvements and the purchase of any equipment, inventory, or furnishings located in or on the Property have been or will be promptly and timely paid.

(d)    Zoning Laws, Building Codes, Etc.  The Property has been, and Borrower hereby covenants that all future improvements to the Property (including, without limitation, the Post-Closing Improvements) will be, completed in material compliance with all Legal Requirements, including without limitation all applicable zoning codes, building codes, health codes, fire and safety codes, and other applicable laws, including without limitation environmental laws in a manner that Borrower's failure to so comply would not reasonably be expected to result in a Material Adverse Change.  All inspections, licenses, permits required to be made or issued in respect of such buildings and amenities have been and Borrower hereby covenants will be, made or issued by the appropriate authorities.  The use and occupancy of such buildings for their intended purposes is and Borrower hereby covenants will be, lawful under all applicable laws.  Final certificates of occupancy or the equivalent for the existing improvements to the Property have been issued by the appropriate governmental authority.

5.14    Litigation and Proceedings.  Other than as disclosed in Exhibit G, and other than as disclosed in BXG’s most recent SEC filing and quarterly updates thereafter, there are no actions, suits, proceedings, orders, injunctions, bankruptcy actions, or foreclosure actions pending or, to the

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knowledge of Borrower, threatened, in any court, at law or in equity, or before or by any governmental authority, against or affecting Borrower, the Vacation Club, the Timeshare Manager, Bluegreen Inc. or the Property, which, if adversely determined, would result in a Material Adverse Change to Borrower, the Vacation Club, the Timeshare Manager, Bluegreen Inc. or the Property or which would materially impair the ability of Borrower to complete its Obligations under the Acquisition Loan Documents and PSA (as to BVU), or which would attack the validity, enforceability, or priority of any of Lender's liens or of any material provisions of the Acquisition Loan Documents, at law or in equity.  None of the matters reflected on Exhibit G or as disclosed in BXG’s most recent SEC filing are reasonably expected to result in a Material Adverse Change to Borrower, the Vacation Club, the Timeshare Manager, Bluegreen Inc. or the Property or are reasonably expected to materially impair the ability of Borrower to complete its or their Obligations under the Acquisition Loan Documents, or would attack the validity, enforceability, or priority of any of Lender's liens or of any material provisions of the Acquisition Loan Documents, at law or in equity.  Borrower has not received any notice the import of which would result in a Material Adverse Change to its financial condition or the performance of its Obligations, or to the Property or the Collateral.  Borrower will promptly notify Lender if any action, litigation or proceeding is commenced or threatened against it that could result in a Material Adverse Change.  Notwithstanding the foregoing, to the extent any required update or report is covered by the public filings made with the United States Securities & Exchange Commission and related to BXG, Borrower shall be deemed to be in compliance with this Section 5.14.

5.15    Subsidiaries, Affiliates and Capital Structure.  BVU is wholly‑owned by BXG.  Lender acknowledges that BXG is publicly traded.

5.16    Solvency.  Each Borrower is solvent.  No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Acquisition Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.17    No Material Adverse Change in Financial Condition.  There has been no Material Adverse Change in the financial condition of Borrower or its subsidiaries since the date of the most recent financial statements delivered to Lender.

5.18    Brokers; Payment of Commissions.  No consultant, advisor, broker, agent, finder or intermediary has acted on Borrower's behalf in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.  Borrower has been advised by Lender or its agents that Ward Financial is the only consultant, advisor, broker, agent, finder or intermediary that has acted on Lender’s behalf in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.  Lender agrees to pay Ward Financial a commission pursuant to a separate agreement between Lender and Ward Financial.  Borrower agrees to indemnify Lender for any compensation due to Ward Financial as a result of the acts of Borrower and any additional compensation due to any other Person claiming any commission or finder's fee or other compensation as a result of any actions by such Person for or on behalf of Borrower.

5.19    Foreign Assets Control Regulations.  Neither the requesting or borrowing of the Loan or the use of the proceeds of the Loan will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control

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regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, neither the Borrower nor any of its subsidiaries or Direct Affiliates (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person.”  Lender may disclose any and all information regarding Borrower and a Purchaser in connection with any regulatory examination of Lender or to the extent Lender deems advisable to disclose such information to such applicable regulatory agencies involving matters relating to the Trading With the Enemy Act, the Foreign Assets Control Regulations or the Executive Order; provided, however, that if Lender is legally permitted to do so, no such disclosure shall be made prior to the Lender (x) giving the Borrower prior written notification within one (1) Business Day after Lender's receipt of notice of any such required disclosure or decision of the Lender to make such disclosure, that explains in reasonable detail (if known to Lender), the basis for such disclosure, which notification shall include the following: (i) the contents of the disclosure, (ii) the Person to whom the disclosure must be made, and (iii) if known to Lender, the legal basis for the disclosure; and (y) using commercially reasonable efforts to require that any recipient of such disclosure maintain such information on a confidential basis in accordance with all Legal Requirements, including all applicable consumer privacy laws.

5.20    Reserved.

5.21    Acquisition. Borrower has performed to its satisfaction such investigations, inspections, analyses and research of the Property concerning the condition, ownership, use and operation of the Property, including, but not limited to, investigations, inspections, analyses and research of: (i) present and future laws, statutes, rules, regulations, ordinances, limitations, restrictions or requirements concerning the use, location and suitability of the Property or any existing or proposed development or build-out or condition thereof (collectively, “Regulations”), including, but not limited to, zoning, environmental and other such Regulations; (ii) the necessity and availability of any building permits, environmental impact reports, or any other governmental permits, approvals, entitlements or acts in respect of the Property (collectively, “Approvals”); (iii) the necessity or existence of any dedications, fees, charges, costs or assessments that may be imposed in connection with any Regulations or the obtaining of any Approvals; (iv) the economic value of the Property; (v) the seismic and structural integrity of the improvements forming the Property; (vi) any surface, soil, subsoil, geologic or ground water conditions or other physical conditions of or affecting the Property; (vii) the extent or condition of title to the Property and the extent of existing encumbrances against the Property; (viii) the operation and management of the Hotel; (ix) any labor union or employment matters affecting the Hotel; (x) the terms and conditions of the Hotel Contracts, and (xi) the presence, use, transportation or storage of hazardous materials on, over, under or nearby the Property. To the extent that Borrower has learned of any material adverse matters as a result of such investigations, inspections, analyses and research, Borrower has disclosed such adverse matters to Lender in writing prior to the Closing.  Borrower has disclosed to Lender in writing prior to the Closing, any material obligations of Seller or Tenant that were required to be performed by it prior to the closing under the PSA, that were either not performed

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or waived by Borrower that would affect BVU’s right to purchase the Transferred Property.  To the actual knowledge of Borrower, there are no condemnation proceedings relating to the Property that are either pending or threatened.

5.22    Survival and Additional Representations and Warranties.  The representations and warranties contained in this Article 5 are in addition to, and not in derogation of, the representations and warranties contained elsewhere in the Acquisition Loan Documents.

6.    COVENANTS

6.1    Affirmative Covenants.

(a)    Good Standing.  Borrower will maintain its existence as a business organization of the same type as when it signed this Agreement, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and remain in good standing and authorized to do business in the jurisdiction where at any time the location or nature of its properties or its business then makes such good standing and qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business or financial condition of any such Persons.  Borrower will maintain full authority to Perform the Obligations and to carry on their businesses and own their properties, except where the failure to be so authorized will not have a material adverse effect on the business or financial condition of any such Persons, the validity or enforceability of the Acquisition Loan Documents or the Performance of the Obligations.

(b)    Compliance with Legal Requirements.  Borrower will comply with all Legal Requirements in all material respects, including all Legal Requirements of Texas and all other jurisdictions in which Timeshare Inventory will be sold or offered for sale.

(c)    Insurance, Casualty and Condemnation

(i)    Insurance Requirements.  At all times throughout the Loan term, Borrower shall, at its sole cost and expense, maintain (or cause the maintenance of) insurance, and shall pay (or cause the payment of), as the same becomes due and payable, all premiums in respect thereto, including, but not necessarily limited to:

(A)    Property.  For all of the improvements at the Property, a policy of standard “all risk” fire and extended coverage insurance, with vandalism and malicious mischief endorsements, to the extent of one hundred percent (100%) of the full replacement value against “all risks of physical loss” including without limitation a guaranteed replacement cost and code compliance coverage endorsement including boiler and machinery insurance coverage, heating, air conditioning equipment, and other equipment of such nature, and insurance against loss or damage to personal property located at or on the Property by fire and other hazards covered by such insurance (with deductibles reasonably acceptable to Lender).  All such insurance shall be payable to Lender under a standard mortgagee loss payable endorsement.  Such insurance policy and each portion thereof shall be in the broadest and most comprehensive form available in the market at the time such policy is issued or amended.  Such policy shall,

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if required by Lender, contain an agreed value clause sufficient (as determined by Lender) to eliminate any risk of coinsurance.

(B)    Liability.  Insurance protecting the Borrower and Lender against loss or losses from liability imposed by law or assumed in any written contract and arising from personal injury, including bodily injury or death, or a limit of liability of not less than $1,000,000 (combined single limit for personal injury and property damage per occurrence), $2,000,000 aggregate, and an umbrella excess liability policy in an amount not less than $10,000,000 protecting the Borrower and Lender against any loss or liability or damage for personal injury, including bodily injury or death, or property damage.  Such policies must be written on an occurrence basis so as to provide blanket contractual liability, broad form property damage coverage, and coverage for products and completed operations.

(C)    Business Interruption.  Business interruption insurance (extra expense/loss of income insurance) in an amount sufficient to cover any loss of income from the Property in an amount of not less than actual loss sustained for a period of twelve (12) months.

(D)    Flood.  A policy or policies of flood insurance in the maximum amount of flood insurance available with respect to the Project under the National Flood Insurance Program.  This requirement will be waived upon presentation of evidence satisfactory to Lender that no portion of the site is located within an area identified by the U.S. Department of Housing and Urban Development as having special flood hazards.

(E)    Earthquake.  Earthquake insurance in such amount as required by Lender, provided such insurance is available at commercially reasonable prices, but in no event shall the coverage be less than the full amount required by the “Probable Maximum Loss” or “PML” study for the Project.

(ii)    Other.  All insurance required shall be procured and maintained in financially sound and generally recognized responsible insurance companies selected by the Borrower and subject to the approval of Lender which shall not be unreasonably withheld.  Such companies should be authorized to insure property located in the State of Texas.  The company issuing the policies shall be rated “B+” or better by A.M. Best Co., in Bests' Key guide.  All property policies evidencing the insurance required shall name Lender and its successors and/or assigns as first mortgagee and all liability policies evidencing the insurance required shall name Lender and its successors and/or assigns as an additional insured, shall not be cancelable as to the interests of Lender due to the acts of the Borrower, and shall provide for at least thirty (30) days prior written notice of the cancellation or modification thereof to Lender.

(iii)    Evidence.  All such policies of insurance, or certificates of insurance evidencing that such insurance is in full force and effect, shall be delivered to Lender on or before the Effective Date (together with proof of the payment of the premiums thereof).  Prior to the expiration of each such policy, Borrower shall furnish Lender evidence that such policy

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has been renewed or replaced in the form of a certificate reciting that there is insurance coverage in place of the types and in the amounts required hereunder.

(iv)    Adjustments.  Borrower shall give immediate written notice to the insurance carrier and to Lender of any material loss in respect to which a claim is being made.

(v)    Use and Application of Insurance Proceeds.  In the event that any portion of the Property is damaged or destroyed, the provisions of the Mortgage shall govern the repair and restoration obligations and the disposition of insurance proceeds.

(vi)    Condemnation.  Borrower shall immediately notify Lender of the institution of any proceeding for the condemnation or other taking of the Property or any portion thereof.  The provisions of the Mortgage shall govern the repair and restoration obligations and the disposition of condemnation proceeds.

(d)    Reports.  Borrower shall keep adequate records and books of account reflecting all financial transactions of Borrower and with respect to the Property, and the Collateral, in which complete entries will be made in accordance with GAAP.  So long as the Obligations remain outstanding, Borrower shall furnish or cause to be furnished to Lender the following at Borrower's sole cost and expense:

(i)    Inventory Reports.  Once sales of Timeshare Inventory have commenced, within 30 days after the end of each calendar quarter, a quarterly report showing (with respect to the Encumbered Timeshare Product): (i) all sales of Timeshare Inventory (including cash sales); (ii) all remaining available inventory of Units and Timeshare Inventory; and (iii) a schedule of sales prices per Vacation Point (based on historical data).  Such reports shall be certified by Borrower to be true, correct and complete and shall be provided in a form to be reasonably approved by Lender.

(ii)    Quarterly Financial Reports.  Within 60 days after the end of fiscal quarterly periods ending March, June and September of each fiscal year, management prepared unaudited balance sheet and statements of income and cash flow (on a fiscal quarter to date basis and a cumulative year-to-date basis as required by GAAP) of BXG (prepared on a consolidated basis), certified by the chief financial officer or treasurer of the subject of such statement, prepared in accordance with GAAP (other than with respect to the Borrower), including in comparative form the corresponding figures as of the end of the corresponding prior year quarter of the subject, all in reasonable detail, subject to year-end adjustments.

(iii)    Year End Financials.  As soon as available and in any event within 120 days after the end of each fiscal year of BXG:  (i) the balance sheets of BXG as of the end of such year and the related statements of income, retained earnings (or its equivalent as applicable) and cash flow for such fiscal year, prepared in accordance with GAAP, certified by the chief financial officer (or an acceptable equivalent) of BXG and prepared on a consolidated basis, setting forth in comparative form the corresponding figures as of the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments, and prepared in accordance with GAAP and (ii) a schedule of all outstanding Indebtedness of BXG, describing in reasonable detail each such debt or loan outstanding and

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the principal amount with respect to each such debt or loan.  The annual financial statements for BXG shall be audited by a Certified Public Accountant acceptable to Lender and shall be accompanied by an unqualified opinion as to going concern and scope of audit (if such scope limitation would be reasonably deemed to have an adverse impact on such financial statements taken as a whole) of such accountant.

(iv)    Officer's Certificate.  Together with each set of quarterly and annual Financial Statements or reports delivered to the Lender pursuant to this Agreement, a Compliance Certificate from the president, chief executive officer, chief financial officer or treasurer of the Borrower in the form attached hereto as Exhibit I.

(v)    Reserved.

(ix)    Tax Returns and Tax Receipts.  Promptly upon request, copies of filed tax returns and tax statements and evidence of payment of all taxes levied on the Property (including transient occupancy taxes and real estate taxes) prior to the date such taxes become delinquent.  Furthermore, promptly upon request, Borrower shall furnish to Lender a copy of Borrower's tax returns as filed with the Internal Revenue Service.

(vii)    Notice of Incipient Default or Event of Default.  Promptly upon becoming aware of the existence of any condition or event which constitutes an Incipient Default or an Event of Default or of any event which would cause any representation or warranty to be incorrect or materially misleading if made at that time, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto.

(viii)    Notice of Claimed Default.  Promptly upon becoming aware that the holder of any material obligation or of any other evidence of material Indebtedness of Borrower has given notice or taken any other action with respect to a claimed default or event of default thereunder, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default and what action the Borrower is taking or proposes to take with respect thereto.

(ix)    Material Adverse Developments.  Promptly upon becoming aware of any development or other information which may result in a Material Adverse Change to the Borrower, the Timeshare Association, the Property, the Collateral or the business, prospects, profits or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform its Obligations under this Agreement, telephonic or telefaxed notice, followed by mailed written confirmation, specifying the nature of such development or information and such anticipated effect.

(x)    Other Reports.  Promptly upon request of Lender, copies of each written notice or request, financial statement, budget or other information received by the Borrower under or with respect to the Timeshare Declaration and/or the Timeshare Association's Articles of Incorporation or By-Laws, whether in its capacity as Declarant, owner of a Unit, owner of Timeshare Inventory or otherwise.  Promptly upon request of Lender, Borrower shall furnish to the Lender such other reports, statements, notices or written communications relating to the

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Borrower, the Property, the Timeshare Association or the Loan as the Lender may require, in its reasonable discretion.

(xi)    Timeshare Association Reports.  Promptly upon request, copies of budgets for the operation of the Timeshare Association and Property (which budget shall include projections for operating expenses, capital improvements, maintenance and replacement reserves, dues and assessments and developer subsidies or guarantees).

(xii)    State Audits.  Within twenty (20) days following its availability, any audit reports prepared by any state regulatory agency with respect to the Property.

(xiii)    Annual Timeshare Association Financial Statements.  Borrower shall deliver to Lender, as soon as available and in any event within one hundred eighty (180) days after the end of each fiscal year: (a) the income and retained earnings statements of the Timeshare Association, for such fiscal year, (b) the balance sheets of the Timeshare Association as at the end of such fiscal year, and (c) the audited statements of cash flow of the Timeshare Association for such fiscal year; setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments.  Such statements shall be prepared in accordance with GAAP.  Such statements shall be audited by Templeton & Company or another independent certified public accountant of recognized standing acceptable to Lender, with respect to which such accountants shall deliver their unqualified opinion.

(xiv)    Additional Information.  Such other information respecting the business, properties, assets, operations and condition, financial or otherwise, of Borrower, the Timeshare Association and the Property as Lender may from time to time reasonably request.

(e)    Reserved.

(f)    Payment of Taxes.  Borrower will file all tax returns and will pay all taxes and assessments, if any, required to be filed by it or paid by it when due, including real estate taxes and assessments relating to the Property or the Collateral.

(g)    Payment of Impositions.  Upon the Lender’s delivery of notice to Borrower with reasonable evidence thereof, Borrower will promptly pay upon demand all Impositions imposed upon Lender by any state of the United States or political subdivision thereof or the United States by reason of the Acquisition Loan Documents, the Collateral and/or any sale, rental, use, delivery or transfer of title to the Collateral, other than taxes, levies, imposts, deductions, charges or withholdings imposed on, or measured by reference to, the net income payable or franchise tax payable by Lender to any state of the United States or political subdivision thereof or to the United States under Section 11 or 1201 of the Internal Revenue Code, as amended, or otherwise in consequence of the receipt of payments provided for in the Acquisition Loan Documents.  If it is unlawful for Borrower to pay such Impositions, Borrower shall not be required to pay such Impositions; but Lender may demand payment of such additional amount as is necessary to maintain Lender's yields on the Loan in either a single payment or at Lender's option, in installment payments, and Borrower will pay such amount upon demand.    If Lender has not received evidence satisfactory to it from Borrower that such Impositions have been paid by Borrower within 5 Business Days after demand was made upon Borrower to make

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such payment, Lender may, at its option, pay the same, and Borrower shall immediately reimburse Lender for such sums so expended, together with interest at the Default Rate.  If Borrower pays any such Impositions and Lender subsequently receives a refund or reimbursement of such amounts, Lender shall promptly deliver such refund or reimbursement (without interest) to Borrower provided no Incipient Default or Event of Default exists.

(h)    Further Assurance.  Borrower will execute or cause to be executed all documents or instruments and do or cause to be done all acts necessary for Lender to perfect or evidence and to continue the perfection of the liens and security interest of Lender in the Collateral or otherwise to effect the intent and purposes of the Acquisition Loan Documents.

(i)    Fulfillment of Obligations Under Project and Consumer Documents.  Borrower will fulfill, and will cause its Affiliates, agents and independent contractors at all times to fulfill, all their respective material obligations to Purchasers.  Borrower will Perform all of its material obligations under the Timeshare Program Consumer Documents and the Timeshare Program Governing Documents.

(j)    Material Increases to Assessments.  Borrower (i) will use its best efforts to cause the Timeshare Association to (A) discharge its obligations under the applicable Timeshare Program Governing Documents and (B) maintain a reasonable reserve for capital improvements to the Timeshare Project.  Borrower will pay the maintenance fees and assessments on its unsold Timeshare Inventory when due.

(k)    Maintenance of Property and Other Property.  Borrower will maintain or use reasonable efforts to have others maintain, in good condition and repair the Property and all common areas in the Property and other on-site amenities which have been or will be promised or represented as being available to Purchasers.  Borrower will maintain or cause the Timeshare Association to maintain a reasonable reserve to assure compliance with the terms of the foregoing sentence.

(l)    Maintenance of Larger Tract.  To the extent that the Property is either (i) part of a larger common ownership regime or planned development or (ii) parts of buildings in which Units are located are not part of the Property, Borrower will pay its commercially reasonable share of common expenses to be allocated to the Property.  Borrower will use commercially reasonable efforts to cause all such property which is not part of the Property to be professionally managed in a first class manner substantially similar to the manner in which the Property is managed.

(m)    Financial Covenants.  Throughout the Term, BXG shall maintain a Tangible Net Worth of not less than $239,000,000, which covenant shall be tested as of the last day of the calendar quarter immediately prior to the Effective Date and as a condition to closing and thereafter annually as of the end of each fiscal year of BXG.

(n)    Exchange Affiliation.  Promptly upon written request, Borrower shall provide Lender with evidence that the Timeshare Project is affiliated with a nationally recognized exchange program at such time as the Property has been converted to timeshare use.

(o)    Right to Inspect.  Borrower will permit Lender and its representatives and consultants at all reasonable times to inspect the Property and to inspect and audit Borrower's books,

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records, operations and sales and copy Borrower's books and records, on an annual basis (or on a more frequent basis during the continuance of an Event of Default).  In connection with such audits and inspections, Borrower shall supply to Lender any documents, bank statements or other records within the custody or control of Borrower as is reasonably requested by Lender.  All such audits and inspections shall be performed at Borrower's expense, which shall include reimbursement of all reasonable travel and transportation, lodging and food expenses incurred in connection therewith.  In addition, Lender acknowledges that the information produced by Borrower in response to any such inspection or audit contains information which Borrower and Lender deem “confidential,” “proprietary” and “secret”.  Lender shall hold and, shall at all times ensure that it and its Affiliates, including, without limitation, its employees, agents, representatives and consultants, hold in confidence all such information, and will prevent (a) the disclosure by it or its Affiliates, including, without limitation, its employees, agents, representatives and consultants, to other Persons of any proprietary, confidential or secret information of Borrower or Purchasers or (b) the use of such information other than for the purposes set forth in this subsection 6.1(o), unless authorized to do so in writing by the Borrower.

(p)    Management and Marketing.  At all times during the Term, the Timeshare Manager shall have substantial experience and expertise in the hospitality industry and with respect to timeshare operations of a type and quality substantially similar to the Timeshare Project and shall be a Person reasonably acceptable to Lender (notwithstanding the fact that the Timeshare Association may be responsible for the management of the Timeshare Project).  At all times during the Term, the Vacation Club Manager shall have substantial experience and expertise in the hospitality industry, with respect to an operation substantially similar to the Vacation Club.  Lender approves Bluegreen Resorts Management, Inc. as the Timeshare Manager for the Timeshare Project and as the Vacation Club Manager.

(q)    Reserved.

(r)    Reserved.

(s)    Reserved.

(t)    Purchase and Sale Agreement.  BVU agrees to diligently enforce all post-closing obligations owed to it by Seller and/or Tenant under the PSA, including indemnity obligations and obligations arising from breaches of any representations and warranties.  Without Lender’s prior written consent, BVU agrees not to waive any rights it has against Seller or Tenant under the PSA.  BVU hereby appoints Lender as its true and lawful attorney-in-fact, with full rights and powers, for purposes of enforcing BVU’s rights against the Seller and Tenant under the PSA in the name of BVU or Lender, upon the occurrence and during the continuance of an Event of Default.  This power of attorney is coupled with an interest and is irrevocable.  The foregoing power of attorney is material inducement to the agreement of Lender to enter into this Agreement and to consummate the transaction contemplated hereby.  Any proceeds received by Lender as a result of the exercise of exercise of such an enforcement action, during the pendency of an Event of Default, shall be paid to Lender and applied against the outstanding Obligations.

(u)    WARN Act.  BVU shall (i) rehire and continue to employ a sufficient number of Hotel employees after the closing under the PSA so as to prevent the application of the WARN Act

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or (ii) timely pay any amounts owed to the Hotel employees and any other costs, fees and penalties arising from BVU's violation of the WARN Act.

(v)    Timeshare Association.  Lender acknowledges that at the time of the execution of this Agreement, no Timeshare Association has been formed with respect to the Timeshare Project and the covenants, representations, warranties and other provisions contained this Agreement and the other Acquisition Loan Documents that pertain to or are intended to bind a Timeshare Association are presently of no force or effect, given the absence of a Timeshare Association.  However, in the event Borrower subsequently forms a Timeshare Association for the Timeshare Project, such covenants, representations, warranties and other provisions contained this Agreement and the other Acquisition Loan Documents that pertain to or are intended to bind a Timeshare Association shall then become applicable to such Timeshare Association.  Borrower agrees to give Lender prompt written notice at such time as a Timeshare Association has been formed and promptly furnish Lender with a copy of the filed Articles of Incorporation (certified by the filing office) and Bylaws (certified by an officer) for the Timeshare Association.

(w)    Timeshare Declaration.  Lender acknowledges that at the time of the execution of this Agreement, no Timeshare Declaration has been recorded against the Land and all references to a Timeshare Declaration that are contained in this Agreement and the other Acquisition Loan Documents are presently of no force or effect, given the absence of a Timeshare Declaration.  However, in the event Borrower subsequently prepares a Timeshare Declaration for recording against the Land, such references shall then become applicable to such Timeshare Declaration.  Borrower agrees to give Lender prompt written notice at such time as Borrower intends to record a Timeshare Declaration against the Land and promptly furnish Lender with a copy of the unrecorded Timeshare Declaration for Lender’s review and approval before the same is recorded against the Land and upon Lender’s reasonable approval of such Timeshare Declaration and related documents, Lender shall execute a consent to such Timeshare Declaration for recording in the public records. Furthermore, at such time as the Timeshare Declaration is recorded, BVU agrees to collaterally assign its declarant’s rights to Lender as further security for the payment and performance of the Obligations, pursuant to the Collateral Assignment of Declarant’s Rights, in a form reasonably acceptable to Lender and Borrower, which assignment will be recorded in in the Official Public Records of Bexar County, Texas.

(x)    Timeshare Project. For the avoidance of doubt, all provisions of this Agreement and the other Acquisition Loan Documents that are applicable to the Property shall also apply to the Timeshare Project at such time that the Timeshare Project exists.

6.2    Negative Covenants.

(a)    Change in Borrower's Name, Principal Place of Business, Jurisdiction of Organization or Business.  Borrower will not change its name or jurisdiction of organization or move its principal place of business or chief executive office except upon not less than 60 days' prior written notice to Lender.  BVU's business shall include the development, construction, ownership, management and sale of Timeshare Inventory in the Timeshare Project, and in such other timeshare projects as it may develop, construct, own, manage and sell from time to time.

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(b)    Restrictions on Additional Indebtedness.  Subject to the additional restrictions set forth in Section 6.2(c) below, BVU will not incur any additional Indebtedness, in connection with the Property, including any liability under any capitalized lease or any liability as a guarantor or other contingent liability, except for (a) unsecured Indebtedness incurred in the ordinary course of business and (b) secured Indebtedness incurred in the ordinary course of business, including capitalized leases, not secured by the Collateral.

(c)    Ownership and Control.  Without the prior written consent of Lender, Borrower will not: (i) sell, convey, lease, pledge, hypothecate, encumber or otherwise transfer Collateral, other than in accordance with and as permitted by the terms of this Agreement; (ii) permit or suffer to exist any liens, security interests or other encumbrances on the Collateral, except for the Permitted Encumbrances and liens and security interests expressly granted to Lender; (iii) permit the sale, conveyance, lease, transfer or disposition of the Property or other Collateral, other than the sale of Timeshare Inventory in arms-length transactions in Borrower's ordinary course of business under the conditions set forth in Section 2.7(c) this Agreement and other than the use, sale and disposal of Consumables, Retail Merchandise and Expendables in the ordinary course of business; (iv) permit or suffer to exist any change in the legal or beneficial ownership of BVU from that which existed on the Effective Date; (v) cease operation, liquidate or dissolve; or (vi) merge or consolidate with or into another Person, unless the Borrower is the surviving Person.

(d)    Making Loans.  Other than the providing of purchase money financing to Purchasers of Timeshare Inventory, commission advances to sales associates in the ordinary course of business and other than inter‑company loans to BXG or to subsidiaries of either BXG or BVU, BVU shall not loan funds to any Person.

(e)    Negative Pledge.  Until such time as all of the payment Obligations of the Borrower have been Performed in full, Borrower agrees not to pledge, encumber or assign (either collaterally or outright) (or permit such pledge, encumbrance or assignment) to any Person or grant to any Person (or permit the granting to any Person) of a lien on or a security interest in (i) any developer or declarant's rights under the Timeshare Declaration other than in favor of Lender (unless an intercreditor agreement, in form and substance reasonably satisfactory to Lender and such other lender, is executed, addressing such developer or declarant's rights), (ii) any contracts, licenses, permits, plans or other intangibles used in connection with the Property, the marketing and sale of Timeshare Inventory and/or the management and/or operations of the Property, (iii) the Reservation System (except that a non-exclusive license to use the Reservation System granted to any Person, including Lender, shall not be deemed a pledge, encumbrance or assignment (either collaterally or outright) or the granting of a lien or security interest in violation of this subsection 6.2(e)), (iv) any property management agreements in any way relating to the Property, including, without limitation, the Timeshare Management Agreement, and all replacements and substitutions thereof, (v) any sales or marketing agreements in effect from time to time concerning the sale and marketing of Timeshare Inventory at the Property, (vi) any other agreements now or hereafter in existence related to the development or operation of a timeshare project at the Property, including management, marketing, maintenance and service contracts, (vii) any intangibles, licenses and permits with respect to the Property; or (viii) any right to vote on matters with respect to which owners of Timeshare Inventory may vote, and Borrower shall not grant any proxy rights in that regard.  The aforementioned negative pledge shall be included within the financing statements that are filed and recorded against Borrower.

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(f)    Reserved.

(g)    Prohibited Drug Law Activities.  BVU shall not enter into any lease, license, sublease, occupancy agreement or other agreement with any Person involving or relating to the use or occupancy of the Property (or any portion thereof) which would be a violation of any state and/or federal laws relating to the use, sale, possession, cultivation and/or distribution of any controlled substances, including without limitation any Person engaged or intending to engage in activities (whether for commercial or personal purposes) regulated under any Arizona law or other applicable law relating to the medicinal use and/or distribution of marijuana (“Prohibited Drug Law Activities”).  BVU shall keep Lender advised of each action it takes or plans to take in compliance with the requirements of this Section 6.2(g).  Compliance with the covenants in this Section 6.2(g) is a material consideration and inducement to Lender in its agreement to make the Loan to Borrower, and any failure of BVU to comply with the foregoing requirements shall constitute an Event of Default hereunder.  In addition, and not by way of limitation, Borrower hereby agrees to indemnify, defend and hold Lender harmless for, from and against any loss, claim, damage or liability arising from or related to BVU's breach or violation of said covenants, including without limitation any seizure and forfeiture to the United States without compensation to Lender, free and clear of Lender's first lien security interest in and to the Property, or any action taken by the state or federal government to accomplish same.  BVU shall, within 10 Business Days following a request from Lender, provide Lender with a written statement setting forth its efforts to comply with the provisions of this Section 6.2(g) and stating whether to BVUs knowledge any Prohibited Drug Law Activities are or may be on-going and/or have occurred in, on or around the Property.

6.3    Survival of Covenants.  The covenants contained in this Article 6 are in addition to, and not in derogation of, the covenants contained elsewhere in the Acquisition Loan Documents.

7.    DEFAULT

7.1    Events of Default.  The occurrence of any of the following events or conditions shall constitute an event of default (an “Event of Default”) by Borrower under the Acquisition Loan Documents:

(a)    Payments.  (i) Borrower fails to make any payment of principal or interest under the Loan within 3 Business Days of its respective due date, (ii) except to the extent provided in clause (iii) hereof, Borrower fails to make any payment of fees or other amounts with respect to the Loan (including Release Payments) within 3 Business Days of its respective due date or (iii) Borrower fails to make any reimbursement payment to Lender within the lesser of the number of days following written demand by Lender as set forth in the relevant section dealing with such reimbursement obligation or 10 days following written demand for payment.

(b)    Covenant Defaults.  Borrower fails to perform or observe any covenant, agreement or obligation contained in this Agreement or in any of the Acquisition Loan Documents.  However, if any default described in this Section 7.1(b) is curable and if Borrower has not been given a notice of a similar default within the preceding 12 months, such default may be cured if Borrower after receiving written notice from Lender demanding cure of such default: (1) cures the default within 30 days; or (2) if the cure requires more than 30 days, immediately initiates steps which Lender deems

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in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical, which, in all events, must occur within 60 days of such failure.  The foregoing notice and cure period shall not apply to a breach by Borrower of any covenant or agreement obligating Borrower to pay the Loan or any other amounts due under the Acquisition Loan Documents, the covenants, agreements, and obligations in Sections 6.1(c)(i) (provided, however, that, in connection with Sections 6.1(c)(i), in all circumstances other than the lapse of insurance, the foregoing notice and cure period specified above shall apply),  6.1(g),  6.1(m),  6.1(u),  6.2(b),  6.2(c),  8.6(c) or 8.7 or the covenants, agreements and obligations that are otherwise specifically addressed in other subsections of this Section 7.1.

(c)    Cross-Default.  The occurrence of an Event of Default, or any similar event, under any other loan facility or arrangement between BVU and/or BXG and Lender or any of Lender's Affiliates.  For the avoidance of doubt, in no event shall the Loan be cross‑defaulted with the inventory or receivables loan facilities supplied by Lender to Bluegreen/Big Cedar Vacations, LLC.  Furthermore, in no event shall the inventory or receivables loan facilities supplied by Lender to Bluegreen/Big Cedar Vacations, LLC be cross‑defaulted with the Loan.

(d)    Environmental Default.  Failure of any party to comply with or perform when due any term, obligation, covenant or condition contained in the Environmental Indemnity which is not cured within the cure period in Section 7.1(b).

(e)    Default by Borrower in Other Agreements.  Any default by BXG resulting in a declared event of default in respect to the Indebtedness of BXG under the Fifth Third Loan Agreement, until such default is cured under the Fifth Third Loan Agreement.

(f)    Warranties or Representations.  Any material statement, representation or warranty made by or on behalf of Borrower in the Acquisition Loan Documents, any financial statements or any other writing delivered to Lender in connection with the Loan is false, misleading or erroneous in any material respect as of the date made or reaffirmed.

(g)    Termination of Borrower.  The dissolution of either Borrower (regardless of whether election to continue is made) or any other termination of Borrower's existence as a going business.

(h)    Enforceability of Liens.  If (i) this Agreement or any of the Acquisition Loan Documents ceases to be in full force and effect; or (ii) any lien or security interest granted by Borrower to Lender in connection with the Loan is or becomes invalid or unenforceable or is not, or ceases to be, a perfected first priority lien or security interest in favor of Lender encumbering the asset to which it is intended to encumber and Borrower does not execute such documents to correct same within 10 days of written demand by Lender.

(i)    Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings with regard to the Collateral, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of BVU or by any governmental agency, including a garnishment of any of BVU's accounts, including deposit accounts, with Lender which is not dismissed within the earlier of (i) 30 days of filing or commencement of such proceeding or (ii) 10 days prior to any action which would result in an actual forfeiture or foreclosure of any Collateral.

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(j)    Reserved.

(k)    Event of Default.  The occurrence of any Event of Default, as such term is defined in any other Acquisition Loan Document.

(l)    Bankruptcy.  A petition under any Chapter of Title 11 of the United States Code or any similar law or regulation is filed by or against either Borrower (and in the case of an involuntary petition in bankruptcy, such petition is not discharged within forty‑five (45) days of its filing), or a custodian, receiver or trustee for either Borrower the Property or any Collateral is appointed, or either Borrower makes an assignment for the benefit of creditors, or is adjudged insolvent by any state or federal court of competent jurisdiction, or admits its insolvency or inability to pay its debts as they become due, or an attachment or execution is levied against the Property or any Collateral.

(m)    Attachment, Judgment, Tax Liens.  The issuance, filing or levy or seizure against Borrower of one or more attachments, executions, tax liens or judgments for the payment of money in excess of $500,000 on an individual basis and $2,000,000 in the aggregate (as to either Borrower) which is not discharged in full or stayed (through appeal or otherwise) within thirty (30) days after issuance or filing, or the issuance by a court of competent jurisdiction of an injunction or similar restraint that is reasonably likely to result in a Material Adverse Change to either Borrower or the Property.

(n)    Material Adverse Change.  Any Material Adverse Change as determined by Lender in good faith occurs in the financial condition of either Borrower, the Property or in the condition of the Collateral.

(o)    Criminal Proceedings.  The indictment of either Borrower under any criminal statute, or the commencement of criminal or civil proceedings against either Borrower pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any Collateral, or Borrower engages or participates in any “check kiting” activity regardless of whether a criminal investigation has been commenced.

(p)    Loss of License.  The loss, revocation or failure to renew or file for renewal of any material registration, approval, license, permit or franchise now held or hereafter acquired by the Borrower or with respect to the Property, or the failure to pay any fee, which is necessary for the continued operation of the Property or the BVU’s business in the same manner as it is being conducted at the time of such loss, revocation, failure to renew or failure to pay, except, in any of the foregoing cases, where any such failure would not reasonably be expected to result in a Material Adverse Change or where the same is corrected within 30 days of written notice thereof.

(q)    Suspension of Sales.   The issuance of any stay order, cease and desist order or similar judicial or nonjudicial sanction that materially adversely limits or otherwise affects any Timeshare Inventory sales or financing activities or the ability of BVU to own or operate the Property, and, with respect to any such sanction only, which sanction is not dismissed, terminated or rescinded within thirty (30) calendar days, and as a consequence thereof Borrower ceases its day-to-day timeshare business operations, except where such suspension would not be reasonably expected to result in a Material Adverse Change.

(r)    Reserved.

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(s)    Timeshare Documents.  If after recording of the Timeshare Declaration, any of the other documents creating or governing the Property, its timeshare regime, or the Timeshare Association, or the restrictive covenants with respect to the Property, shall be terminated, amended or modified in any material adverse manner with respect to the Lender’s Collateral or the ability of the Borrower to Perform its Obligations.

(t)    Removal of Collateral.  If Borrower conceals, removes, transfers, conveys, assigns or permits to be concealed, removed, transferred, conveyed or assigned, or interferes with Lender's rights in any of the Collateral in violation of the terms of the Acquisition Loan Documents or with the intent to hinder, delay or defraud any of its creditors including Lender.

(u)    Operating Contracts.  If any material default shall occur by Borrower under material agreements or arrangements relating to the use, operation, maintenance, service or enjoyment of the Property, including with respect to management, marketing and sales, in any material adverse manner with respect to the Lender’s Collateral or the ability of the Borrower to Perform its Obligations.

(v)    Vacation Club.  (i) There occurs a termination or dissolution of the Vacation Club; or (ii) once the Timeshare Project exists, the Timeshare Project ceases to be a component resort of the Vacation Club.

7.2    Effect of an Event of Default; Remedies.  At any time after an Event of Default has occurred (including an Event of Default arising from a failure to pay the Loan in full on the Maturity Date) and while such Event of Default is continuing, Lender may but without obligation, in addition to the rights and powers granted elsewhere in the Acquisition Loan Documents and not in limitation thereof, do any one or more of the following:

(a)    declare the Acquisition Note and all other sums owing by Borrower to Lender in connection with the Loan, immediately due and payable without further notice, presentment, demand or protest, which are hereby waived by Borrower; except that in the case of an Event of Default of the type described in Section 7.1(l), such acceleration shall be automatic and not optional;

(b)    proceed to protect and enforce its rights and remedies under the Acquisition Loan Documents and to foreclose or otherwise realize upon its security for the Performance of the Obligations, or to exercise any other rights and remedies available to it at law, in equity or by statute;

(c)    request and have appointed a receiver with respect to Borrower and/or the Collateral, and to that end, Borrower hereby consents to the appointment of a receiver by Lender in any action initiated by Lender pursuant to this Agreement, and Borrower waives any notice and posting of a bond in connection therewith;

(d)    at its discretion, retain all or part of the Collateral in partial or full satisfaction of the Obligations to the extent permitted by applicable law; however, Lender will not be considered to have offered to retain the Collateral in satisfaction of the Obligations, unless Lender has entered into a written agreement with Borrower to that effect;

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(e)    exercise all the rights and remedies of a secured party upon default under the Code (whether or not the Code applies to the affected Collateral) including (i) require Borrower to, and Borrower hereby agrees that it will, at its expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties; (ii) enter upon any premises of Borrower and take possession of the Collateral; and (iii) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender’s offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable.  Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice of the time and place of any sale shall constitute reasonable notification.  At any sale of the Collateral, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Lender.  Borrower shall remain liable for any deficiency.  Lender shall not be required to proceed against any Collateral but may proceed against Borrower directly.  To the extent permitted by law, Borrower hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted.

(f)    exercise a right of setoff in all Borrower's accounts with Lender established under or in connection with this Loan;

(g)    increase the rate of interest accruing under the Loan to the Default Rate; and/or

(h)    exercise any and all other rights or remedies provided in the other Acquisition Loan Documents or available at law, in equity or otherwise.

For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by Section 7.2(b), Borrower hereby unconditionally and irrevocably constitutes and appoints Lender true and lawful attorney-in-fact to enter into such contracts, perform such acts and incur such liabilities as are referred to in said subsection in the name and on behalf of Borrower.  This power of attorney is coupled with an interest.

All remedies of Lender provided for herein and in any other Acquisition Loan Documents are cumulative and shall be in addition to all other rights and remedies provided by law or in equity.  Except as may be prohibited by applicable law, all of Lender's rights and remedies shall be cumulative and may be exercised singularly or concurrently.  The exercise of any right or remedy by Lender hereunder shall not in any way constitute a cure or waiver of default hereunder or under any other Acquisition Loan Document or invalidate any act done pursuant to any notice of default, or prejudice Lender in the exercise of any of its rights hereunder or under any other Acquisition Loan Document.  If Lender exercises any of the rights or remedies provided in this Article 7, that exercise shall not make Lender, or cause Lender to be deemed to be, a partner or joint venturer of Borrower.  No disbursement of loan funds by Lender shall cure any default of Borrower, unless Lender agrees otherwise in writing in each instance.  Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender's right to declare a default and to exercise its rights and remedies.

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7.3    Application of Proceeds During an Event of Default.  Notwithstanding anything in the Acquisition Loan Documents to the contrary, but subject to Section 7.5, while an Event of Default exists, any cash received and retained by Lender in connection with any Collateral may be applied to payment of such of the Obligations as Lender in its discretion may determine.

7.4    Notice of Sale.  Notification of time and place of any public sale of the Collateral or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made shall be sent to Borrower and to any other person entitled under the Code to notice.  Out of money arising from any such sale, Lender shall retain an amount equal to all costs and charges, including reasonable attorneys’ fees for advice, counsel or other legal services or for pursuing, reclaiming, seeking to reclaim, taking, keeping, removing, storing and advertising such Collateral for sale, selling same and any and all other charges and expenses in connection therewith and in satisfying any prior liens thereon.  Any balance shall be applied upon the Obligations, and in the event of deficiency, the Borrower shall remain liable to Lender.  In the event of any surplus, such surplus shall be paid to the Borrower or to such other Persons as may be legally entitled to such surplus.  If, by reason of any suit or proceeding of any kind, nature or description against the Borrower, or by the Borrower or any other party against Lender, which in Lender’s sole discretion makes it advisable for Lender to seek counsel for the protection and preservation of its security interest, or to defend its own interest, such expenses and counsel fees shall be allowed to Lender and the same shall be made a further charge and lien upon the Collateral.

In view of the fact that federal and state securities laws may impose certain restrictions on the methods by which a sale of Collateral comprised of securities may be effected after an Event of Default, Borrower agrees that upon the occurrence or existence of an Event of Default, Lender may, from time to time, attempt to sell all or any part of such Collateral by means of a private placement restricting the bidding and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for, or with a view to, distribution.  In so doing, Lender may solicit offers to buy such Collateral, or any part of it for cash, from a limited number of investors deemed by Lender, in its reasonable judgment, to be responsible parties who might be interested in purchasing the Collateral, and if Lender solicits such offers from not less than 2 such investors, then the acceptance by Lender of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposition of such Collateral.

7.5    Application of Proceeds.  The proceeds of any sale of all or any part of the Collateral made in connection with the exercise of Lender's rights and remedies shall be applied in the following order of priorities; first, to the payment of all costs and expenses of such sale, including compensation to Lender’s agents, reasonable attorneys' fees, and all other reasonable expenses, liabilities and advances incurred or made by Lender, its agents and attorneys, in connection with such sale, and any other unreimbursed expenses for which Lender may be reimbursed pursuant to the Acquisition Loan Documents; second, to the payment of the Obligations in such order and manner as Lender may determine; and last, to the payment to Borrower, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

7.6    Lender's Right to Perform.  Lender may, at its option, and without any obligation to do so, pay, perform and discharge any and all obligations agreed to be paid or Performed in the

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Acquisition Loan Documents by Borrower or any surety for the Performance of the Obligations if (a) such Person fails to do so and (b) (i) an Event of Default exists and at least 5 Business Days' notice has been given to such Person of Lender's intention to take such action, (ii) the action taken by Lender involves obtaining insurance which such Person has failed to maintain in accordance with the Acquisition Loan Documents or to deliver evidence thereof, or (iii) in the opinion of Lender, such action must be taken because an emergency exists or to preserve any of the Collateral or its value.  For such purposes, Lender may use the proceeds of the Collateral.  All amounts expended by Lender in so doing or in exercising its remedies under the Acquisition Loan Documents following an Event of Default shall become part of the Obligations, shall be immediately due and payable by Borrower to Lender upon demand, and shall bear interest at the Default Rate from the dates of such expenditures until paid.

7.7    Waiver of Marshalling.  Borrower, for itself and for all who may claim through or under it, hereby expressly waives and releases all right to have the Collateral, or any part of the Collateral, marshalled on any foreclosure, sale or other enforcement of Lender's rights and remedies.

7.8    Waiver in Legal Actions.  In connection with any proceedings related to the enforcement of remedies under this Agreement or the documents collateral hereto or the transactions contemplated hereunder, Borrower irrevocably waives:

(a)    All procedural errors, defects and imperfections in such proceedings;

(b)    Any requirement of bonds, and any surety or security relating thereto, required by any statute, court rule or otherwise as incident to such possession;

(c)    Except as otherwise provided in the Acquisition Loan Documents, demand, presentment and protest, notice of demand, presentment or protest of the Acquisition Note or any other Acquisition Loan Document;

(d)    The benefit of any valuation, appraisal and exemption law; and

(e)    Any right to subrogation, reimbursement, contribution or indemnity.

7.9    Set-Off.  Lender reserves a right of setoff in all Borrower's accounts with Lender established under or in connection with this Loan.

7.10    License for Use of Software and Other Intellectual Property.  Upon the occurrence and continuance of an Event of Default and continuing until such time as all Obligations have been repaid in full, Borrower hereby grants to the Lender a license or other right to use, without charge, all computer software programs, data bases, processes, trademarks, tradenames, copyrights, labels, trade secrets, service marks, advertising materials and other rights, assets and materials used by Borrower in connection with the Collateral which may be exercised upon and during the continuance of an Event of Default.

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8.    COSTS AND EXPENSES; INDEMNIFICATION; DUTIES OF LENDER; POST-CLOSING IMPROVEMENTS; DISBURSEMENT OF IMPROVEMENT FUNDS; TIMESHARE CONVERSION

8.1    Costs and Expenses.  Borrower shall promptly pay all taxes and assessments and all reasonable expenses, charges, costs and fees provided for in this Agreement or relating to the Loan, including, without limitation, fees and costs incurred in connection with protective advances made by Lender under this Agreement, any reasonable fees incurred for recording or filing any of the Acquisition Loan Documents, title insurance premiums and charges, tax service contract fees, fees of any consultants, reasonable fees and expenses of Lender's counsel, documentation, closing, and processing fees, printing, photostating and duplicating expenses, air freight charges, escrow fees, costs of surveys, premiums of hazard insurance policies and surety bonds and fees for any appraisal and appraisal review, environmental report and environmental report review, inspection report review, and market or feasibility study required by Lender.  Borrower hereby authorizes Lender to disburse the proceeds of the Loan to pay such expenses, charges, costs and fees notwithstanding that Borrower may not have requested a disbursement of such amount.  Lender shall make such disbursements notwithstanding the fact that the Loan is not “in balance” or that Borrower is in default under the terms of this Agreement or any other Acquisition Loan Document.  Such disbursement shall be added to the outstanding principal balance of the Acquisition Note.  The authorization hereby granted shall be irrevocable, and no further direction or authorization from Borrower shall be necessary for Lender to make such disbursements.  However, the provision of this Section 8.1 shall not prevent Borrower from paying such expense, charges, costs and fees from its own funds.  All such expenses, charges, costs and fees shall be Borrower's obligation regardless of whether or not Borrower has requested and met the conditions for a disbursement of the Loan.  The obligations on the part of Borrower under this Section 8.1 shall survive the closing of the Loan and the repayment thereof.  Borrower hereby authorizes Lender, in its discretion, to pay such expenses, charges, costs and fees at any time by a disbursement of the Loan.

8.2    Indemnification.  Borrower will INDEMNIFY, PROTECT, HOLD HARMLESS, and defend Lender, its successors, assigns and shareholders (including corporate shareholders), and the directors, officers, employees, servants and agents of any of the foregoing, for, from and against:  (a) any and all liability, damage, penalties, or fines, loss, costs or expenses (including court costs and attorneys' fees, whether incurred in a third party action or in an action to enforce this Agreement), claims, demands, suits, proceedings (whether civil or criminal), orders, judgments, penalties, fines and other sanctions whatsoever asserted against it as a result of actions, claims, counterclaims, fines, penalties or otherwise and arising from or brought in connection with the Property, the Collateral, Lender's status by virtue of the Acquisition Loan Documents, sales of Timeshare Inventory or the financing of such sales, in either case, in violation of or in noncompliance with any Legal Requirements, the breach by Borrower of any terms and provisions of the Acquisition Loan Documents, the sale or financing of Timeshare Inventory, the creation of liens and security interests, the terms of the Acquisition Loan Documents or the transactions related thereto, any assertion that Lender is a partner or joint venturer of Borrower or any other Person by virtue of the making of the Loan, the failure of BVU to abide by its obligations under the WARN Act or any act or omission of Borrower or an Agent, or their respective employees or agents, whether actual or alleged (“Losses”), except to the extent that any of the foregoing Losses described in this clause (a) are caused by Lender's gross negligence or willful misconduct or first accrue after foreclosure or deed in lieu of foreclosure;

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(b) any and all brokers' commissions or finders' fees or other costs of similar type by any party in connection with the Loan, other than those owed to Ward Financial arising from the acts of Lender; and (c) any mechanics liens filed against the Property.  On written request by a Person covered by the above agreement of indemnity, Borrower will undertake, at its own cost and expense, on behalf of such indemnitee, using counsel reasonably satisfactory to the indemnitee, the defense of any legal action or proceeding to which such Person shall be a party.  At Lender's option, Lender may at Borrower's expense prosecute or defend any action within the scope of the indemnification contained in this Section 8.2 to the extent Borrower does not promptly prosecute or defend such action with counsel reasonably acceptable to Lender.  No termination of this Agreement or the other Acquisition Loan Documents shall affect or impair the indemnification provisions contained in this Section 8.2 and all such provisions shall survive such termination.

8.3    Reserved.

8.4    Delegation of Duties and Rights.  Lender may execute any of its duties and/or exercise any of its rights or remedies under the Acquisition Loan Documents by or through its officers, directors, employees, attorneys, agents, representatives or through other Persons.

8.5    Foreign Assets Control.  Lender may disclose any and all information regarding Borrower and a Purchaser in connection with any regulatory examination of Lender or to the extent Lender deems advisable to disclose such information to such applicable regulatory agencies involving matters relating to the Trading With the Enemy Act, the Foreign Assets Control Regulations or the Executive Order; provided, however, that if Lender is legally permitted to do so, no such disclosure shall be made prior to the Lender (x) giving the Borrower prior written notification within one (1) Business Day after Lender's receipt of notice of any such required disclosure or decision of the Lender to make such disclosure, that explains in reasonable detail (if known to Lender), the basis for such disclosure, which notification shall include the following: (i) the contents of the disclosure, (ii) the Person to whom the disclosure must be made, and (iii) if known to Lender, the legal basis for the disclosure; (y) using commercially reasonable efforts to require that any recipient of such disclosure maintain such information on a confidential basis in accordance with all Legal Requirements, including all applicable consumer privacy laws; and (z) if Lender is legally permitted to do so, providing Borrower with an opportunity to redact all of the names, social security numbers and bank account numbers of, and all non-public personal information pertaining to, any Purchasers.

8.6    Post-Closing Improvements and Disbursement of Improvement Funds.

(a)    Post-Closing Improvements. In connection with Borrower’s conversion of the Hotel to include a vacation ownership timeshare resort and sales center, Lender acknowledges that Borrower and/or its Affiliates will be (i) making various improvements and upgrades to guest rooms including replacing carpet, replacing or acquiring case goods, furniture, fixtures and equipment, and other guest room supplies and amenities; (ii) converting certain existing meeting space in the Hotel into a sales center; and (iii) making such other improvements and alterations to the Property as may be necessary to convert the Hotel into a vacation ownership timeshare resort and sales center (the improvements described in clause (i), the “Rooms Component”, and the improvements described in clauses (ii) and (iii), the “Sales Center Component”, and collectively, the “Post-Closing Improvements”). Upon commencing the Post-Closing Improvements, Borrower shall diligently

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pursue the same to completion utilizing good workmanship and quality materials.  Borrower  shall supply such sums of money and perform such duties as may be necessary for completion of the Post-Closing Improvements in full compliance with all applicable Legal Requirements, and without any lien, claim or assessment (actual or contingent) asserted against the Property for any material, labor or other items furnished in connection therewith and further in compliance with all construction, use, building, zoning and other similar requirements of any pertinent governmental authority.

(b)    Requesting Disbursements of the Improvement Funds. Provided no Event of Default or Incipient Default then exists, Borrower may request, not more than once per calendar quarter, a release of the Improvement Funds in an amount not to exceed (a) the 70% of the cumulative hard and soft costs actually incurred by Borrower for the Post-Closing Improvements (as established by evidence reasonably satisfactory to Lender and certified correct by BVU), less (b) any Improvement Funds already disbursed to Borrower for payment of the Post-Closing Improvements (the “Maximum Disbursement Amount”).  If Borrower desires to request a release of the Improvement Funds, Borrower shall deliver to Lender a Request for Release of Improvement Funds, in the form attached hereto as Exhibit J (the “Request for Release of Improvement Funds”). In addition to the Request for Release of Improvement Funds, Borrower shall deliver to Lender, prior to the last disbursement of the Improvement Funds: (a) a certification and such other reasonable evidence of the costs actually incurred by Borrower for the Post-Closing Improvements that Lender may reasonably require, (b) an updated title search (obtained at Borrower’s expense) confirming that no mechanics’ or other liens have been recorded against the Property, (c) if applicable, receipt of any certificates of occupancy (or other appropriate certificate evidencing such work was completed), with respect to the completed Post-Closing Improvements, issued by the applicable governmental authorities and (d) a satisfactory inspection report (as to the Post-Closing Improvements) from an inspector reasonably satisfactory to Lender, the reasonable cost of which shall be borne by Borrower.  In no event shall Improvement Funds be available for disbursement beyond the date which occurs nine (9) months following the Effective Date, unless the time for completion of the Sales Center Component of the Post-Closing Improvements is extended by three (3) additional months (up to a total of twelve (12) months following the Effective Date), as provided in Section 8.6 below, in which case, the Improvement Funds shall be available for disbursement up to twelve (12) months following the Effective Date, but not beyond that date.

(c)    Completion of Post-Closing Improvements. Borrower shall complete all of the Sales Center Component of the Post-Closing Improvements on or before the date that is nine (9) months after the Effective Date, in a manner and as established by evidence reasonably satisfactory to Lender.  Notwithstanding the foregoing, in the event Borrower commenced construction of the Post-Closing Improvements within a reasonable period of time following the Effective Date and pursued diligently pursued completion of the same, Borrower shall be entitled to a three (3) month extension of the foregoing nine (9) month completion date upon written notice from Borrower to Lender requesting such extension.  In such a circumstance, Borrower shall complete the Sales Center Component of the Post-Closing Improvements on or before the date that is twelve (12) months after the Effective Date, in a manner and as established by evidence reasonably satisfactory to Lender.

(d)    Disbursement of the Improvement Funds. Within ten (10) Business Days after Lender's receipt of a signed Request for Release of Improvement Funds, and Lender's review and approval of any other items required by Lender as set forth in Section 8.6(b) above, Lender shall disburse to Borrower the portion of the Improvement Funds equal to the Maximum Disbursement

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Amount, whereupon receipt Borrower shall use such portion of the Improvement Funds to pay for hard and soft costs incurred with respect to the Post‑Closing Improvements or, to the extent such costs have already been paid by Borrower,  Borrower may retain the appropriate portion of the Improvement Funds in reimbursement of Borrower’s prior payment. Lender’s release of the Improvement Funds or other acknowledgment of completion of all or any portion of the Post-Closing Improvements shall not be deemed a certification by Lender that any portion of the Post-Closing Improvements have been completed in accordance with applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement or in any Request for Release of Improvement Funds, the Maximum Disbursement Amount shall not cause the cumulative Advances over the Term exceed the Maximum Loan Amount.

8.7    Conversion of Hotel Into Vacation Ownership Timeshare Resort. Within six (6) months after the Effective Date, Borrower shall have satisfied all applicable Legal Requirements necessary to convert portions of the Hotel into a vacation ownership timeshare resort and shall have added such portions (as so converted) as a component site within the Vacation Club, so as to permit Borrower and/or its Affiliates to commence sales of the Timeshare Inventory at the Timeshare Project to Purchasers through the Vacation Club.  Such steps shall include, without limitation, recording the Timeshare Declaration, forming the Timeshare Association, amending the Multi-State Public Offering Statement (to add the Property as a Vacation Club component site) and filing all applicable documents, reports, and registrations with any applicable governmental authorities (including the Florida Department of Business and Professional Regulation and the Texas Real Estate Commission, if applicable).  Lender acknowledges that such conversion and registration may occur through one or more applicable filings.  BVU will begin the sale of Timeshare Inventory through the Vacation Club within twelve (12) months from the Effective Date.

8.8    Additional Representations, Warranties and Covenants Regarding Timeshare Project. At such time as the Timeshare Project exists, the following representations, warranties and covenants shall be deemed to have been made by Borrower:

(a)    Compliance with Legal Requirements. Borrower has complied with all Legal Requirements in all material respects, including all Legal Requirements of the state in which the Timeshare Project is located and all other jurisdictions in which Timeshare Inventory will be sold or offered for sale.  Without limiting the generality of the foregoing, Borrower has, to the extent required by its activities and businesses, fully complied with and shall, throughout the Term, continue to comply with (a) all of the applicable provisions of (i) the Consumer Credit Protection Act; (ii) the Truth-in-Lending Act and Regulation Z thereunder; (iii) the Equal Credit Opportunity Act and Regulation B thereunder; (iv) Regulation B of the Federal Reserve Board; (v) the Federal Trade Commission's 3‑day cooling‑off Rule for Door‑to‑Door Sales; (vi) the Federal Trade Commission Act; (vii) the Interstate Land Sales Full Disclosure Act; (viii) the Americans With Disabilities Act and related accessibility guidelines; (ix) the Real Estate Settlement Procedures Act and Regulation X thereunder; (x) the FTC Privacy Act; (xi) all applicable insurance brokerage or agency requirements; (xii) the Gramm-Leach-Bliley Act; (xiii) the Fair Debt Collection Practices Act; (xiv) the Credit Reporting Act; (xv) the Fair Housing Act; (xvi) the Mail Fraud Statute; (xvii) the Flood Disaster Protection Act of 1973; (xviii) the Federal Trade Commission's Privacy of Consumer Information Rule, (xix) the Federal Trade Commission “do-not-call rules”; (xx) USA Patriot Act; (xxi) the Securities Exchange Act of 1934; (xxii) the federal postal laws; (xxiii) all applicable state and federal securities laws; (xxiv) all applicable usury laws; (xxv) all applicable trade practices, home and telephone solicitation,

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sweepstakes, anti‑lottery and consumer credit and protection laws; (xxvi) all applicable real estate sales licensing, disclosure, reporting and escrow laws; (xxvii) the laws applicable in the State of Texas governing condominiums, timeshares and time-sharing activities; (xxviii) all laws, rules and regulations promulgated by the Texas Real Estate Commission; (xxix) all amendments to and rules and regulations promulgated under the foregoing acts or laws; and (xxx) all other applicable federal statutes and the rules and regulations promulgated under them; and (b) and all other applicable laws (and the rules and regulations promulgated under them) relating to timeshare ownership, the establishment of the Timeshare Project, or the sale, offering for sale, marketing or financing of Timeshare Inventory in them or it. Borrower's marketing and sales practices are in compliance with and, throughout the Term, will continue to be in compliance with, applicable laws, including its lead generation techniques.  Borrower has not been contacted or notified of any Federal Trade Commission or any Department of Justice inquiry or investigation in connection with marketing and sale of Timeshare Interests or of any such Attorney General inquiry or investigation that could reasonably be expected to have a material adverse effect upon the business or financial condition of Borrower.

(b)    Sales Activities. All sales of Timeshare Inventory have been and will be made in material compliance with all Legal Requirements and utilizing a then current Public Report approved by all applicable regulatory authorities.

(c)    Timeshare Inventory Not a Security. Borrower has not sold or offered for sale, and will not sell or offer for sale, any Timeshare Inventory as an investment or in any other manner or jurisdiction that would constitute the sale or the offering for sale of a “security” under the Securities Act of 1933, the Securities Exchange Act of 1934, any state securities laws, commonly known as “blue sky” laws, or any other applicable law.

(d)    Zoning Laws, Building Codes, Etc. Except during periods of construction or repair, final certificates of occupancy or the equivalent have been or will be issued by the appropriate governmental authority and Borrower hereby covenants will be in effect for each Unit prior to the completion of the closing of the sale of any Timeshare Inventory in such Unit.  The timeshare use and occupancy of Units does not, and Borrower hereby covenants will not, violate or constitute a non-conforming use or require a variance under any private covenant or restriction or any zoning, use or similar law, ordinance or regulation affecting the use or occupancy of the Timeshare Project.

9.    CONSTRUCTION AND GENERAL TERMS

9.1    Payment.  All monies payable under the Acquisition Loan Documents shall be paid to Lender in lawful monies of the United States of America.

9.2    Entire Agreement.  The Acquisition Loan Documents exclusively and completely state the rights and obligations of Lender and Borrower with respect to the Loan.  No modification, variation, termination, discharge, abandonment or waiver of any of the provisions or conditions of the Acquisition Loan Documents shall be valid unless in writing and signed by a duly authorized representative of the party sought to be bound by such action.  The Acquisition Loan Documents supersede any and all prior representations, warranties and/or inducements, written or oral, heretofore made by Lender and Borrower concerning this transaction, including any commitment for financing.

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To the extent there is a conflict or inconsistency between the Timeshare Declaration (as it pertains to the right of Borrower to affect the rights of mortgagees) and the Acquisition Loan Documents, then, as between Borrower and Lender, the provisions of the Acquisition Loan Documents shall prevail.

9.3    Powers Coupled with an Interest.  The powers and agency hereby granted by Borrower are coupled with an interest and are irrevocable until the Obligations have been paid in full and are granted as cumulative to Lender's other remedies for collection and enforcement of the Obligations.

9.4    Counterparts; Facsimile Signatures.  Any Acquisition Loan Document may be executed in counterpart, and any number of copies of such Acquisition Loan Document which have been executed by all parties shall constitute one original.  Delivery of an executed counterpart of any Acquisition Loan Document by telefacsimile or other electronic means shall be equally as effective as delivery of a manually executed counterpart of such Acquisition Loan Document.

9.5    Notices.   All notices, requests and demands to be made hereunder to the parties hereto must be in writing (at the addresses set forth below) and may be given by any of the following means:

(a)    personal delivery;

(b)    reputable overnight courier service;

(c)    telecopying (if confirmed in writing sent by registered or certified, first class mail, return receipt requested); or

(d)    registered or certified, first class mail, return receipt requested.

Any notice, demand or request sent pursuant to the terms of this Agreement will be deemed received (i) if sent pursuant to subsection (a), upon such personal delivery, (ii) if sent pursuant to subsection (b), on the next Business Day following delivery to the courier service, (iii) if sent pursuant to subsection (c), upon receipt if such receipt occurs between the hours of 9:00 a.m. and 5:00 p.m. (recipient's time zone) on a Business Day, and if such receipt occurs other than during such hours, on the next Business Day following receipt and (iv) if sent pursuant to subsection (d), 3 Business Days following deposit in the mail.

The addresses for notices are as follows:

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To Lender:	ZB, N.A. DBA NATIONAL BANK OF ARIZONA 6001 N. 24th Street, Building B Phoenix, AZ 85016 Attention: Kristen Carreno Telephone No.: (602) 212-5404 Telecopier No.: (602) 287-0722
With a copy to:	ZB, N.A. DBA NATIONAL BANK OF ARIZONA 6001 N. 24th Street, Building B Phoenix, AZ 85016 Attention: Legal Department Telephone No.:(602) 212-5404 Telecopier No.:(602) 212-0722
With a copy to (which shall not constitute notice):	Gammage & Burnham Two North Central Avenue Fifteenth Floor Phoenix, Arizona 85004 Attention: Randall S. Dalton Telephone No.: (602) 256-4482 Telecopier No.: (602) 256-0566
To Borrower:

Bluegreen Vacations Unlimited, Inc.

Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Attention:  Anthony M. Puleo

Telephone No.:  (561) 912-8270

Telecopier No.:  (561) 912-8123

With a courtesy copy to (but such notice shall not constitute notice to Borrower):	Greenspoon Marder LLP 200 East Broward Boulevard, Suite 1800 Fort Lauderdale, Florida 33302 Attention: Barry E. Somerstein Telephone No.: (954) 527-2405 Telecopier No.: (954) 333-4005 and
Bluegreen Vacations Corporation 4960 Conference Way North, Suite 100 Boca Raton, Florida 33431 Attention: General Counsel Telephone No.: (561) 912-8000 Telecopier No.: (561) 912-8299

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The failure to provide courtesy copies will not affect or impair Lender's rights and remedies against Borrower.  Such addresses may be changed by notice to the other parties given in the same manner as provided above.

9.6    Borrower's Representative.  Borrower hereby designates the following natural persons, each acting alone, as its representative for purposes of (i) making all decisions with respect to the Loan and the Acquisition Loan Documents, (ii) delivering all notices, certificates, requests for advance and other documents required by the terms of the Acquisition Loan Documents or requested by Borrower in connection with the Loan and (iii) taking all other actions requested by Borrower in connection with the Loan and the Acquisition Loan Documents:

Paul Humphrey Anthony M. Puleo Allan J. Herz

In taking action pursuant to the terms of this Agreement and the other Acquisition Loan Documents, Lender shall be entitled to rely, without further investigation, upon any notice, certificate, request for advance or other document delivered in writing and executed or signed by such representative of Borrower.  In addition, Lender may, at its option, refuse to take action in the event a notice, certificate, request for advance or other document is delivered to Lender which has not been executed or delivered by such representative of Borrower.  Borrower may change such representative upon written notice to Lender.

9.7    General Submission Requirements.  All documents, agreements, reports, surveys, appraisal, insurance, references, financial information or other submissions (collectively the “Submissions”) required under the Acquisition Loan Documents shall be in form and content reasonably satisfactory to Lender and prepared and performed at Borrower's expense.  Lender shall have the prior right of approval of any person, firm or entity responsible for preparing each Submission (“Preparer”) and may reject any Submission if Lender believes in its sole opinion that the experience, skill, reputation or other aspect of the Preparer is unsatisfactory in any respect.

9.8    Successors and Assigns; Participation.

(a)    At any time either concurrently with or subsequent to the execution and delivery of this Agreement, ZB, N.A. DBA NATIONAL BANK OF ARIZONA and its successors (“NBA”) may assign to one or more banks or other financial institutions (such banks and other financial institutions together with their permitted successors and assigns, each, an “Assignee”) all or portions of its rights and obligations as a lender under this Agreement and the other Acquisition Loan Documents, provided, however, that (i) each such assignment shall be of a constant, not a varying, percentage of such rights and obligations under this Agreement and the other Acquisition Loan Documents, (ii) the parties to each such assignment shall execute and deliver to NBA, for its acceptance, such assignment documents (which shall include, without limitation, an assumption of NBA's obligations hereunder to the extent of such assignment) as NBA may require, (iii) Borrower shall execute and deliver (A) such replacement promissory notes as NBA may require to evidence such assignment and the respective portions of the Loan held by NBA and each Assignee and (B) such other documents as NBA may reasonably require in connection with such assignment; and (iv), such

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assignments shall be subject to the Borrower's approval which shall not be unreasonably withheld or delayed, provided that Borrower shall not have a right to approve the Assignee or the assignment if (A) an Event of Default has occurred and is continuing, or (B) the Assignee is an Eligible Assignee.  If any such approval is not withheld in writing with a statement of the reasons therefor within ten (10) days after NBA gives notice of such an assignment, such approval shall be deemed given.  Upon such assignment and assumption, (i) to the extent of the interest assigned the (A) Assignee shall have the rights and obligations of a lender under the Acquisition Loan Documents and (B) the assignor (including, without limitation, NBA) shall be relieved of such obligations and (ii) the obligations of NBA and Assignee to fund the Loan shall be several in accordance with the portion of the Loan held by each, and not joint.  Notwithstanding the foregoing sentence, in the event the Assignee is an Eligible Assignee and also an Affiliate of NBA, NBA shall not be relieved of its obligations under the Acquisition Loan Documents, and the obligations of NBA and such Affiliate to fund the Loan shall be joint and not several obligations.  NBA and each Assignee may also transfer interests by way of participation; provided, in the case of the transfer of such a participation interest, (A) such selling party's obligations to the Borrower under this Agreement and the Acquisition Loan Documents shall remain unchanged; (B) such selling party shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) parties to this Agreement and the Acquisition Loan Documents shall continue to deal solely and directly with such selling party in connection with such selling party's rights and obligations under this Agreement and the Acquisition Loan Documents.  In order to facilitate such assignments and participations, the Borrower shall execute such further documents, instruments or agreements as Lender may reasonably require; provided, however, that Borrower shall not be responsible for any costs or expenses in connection with any such assignment or participation.

(b)    Upon any assignment of less than all of NBA's interest in the Loan, (i) NBA will continue to act as administrative agent on behalf of all of lenders and (ii) NBA and each Assignee may enter into such co-lending or other agreements with all of the Assignees establishing (among other things) procedures for administration and enforcement of the Loan, voting on various matters, the terms under which NBA will act as administrative agent (and if applicable, collateral agent), the terms and conditions governing further assignments and participations by Assignee (if and to the extent further assignments are permitted by NBA), and enforcement of the Acquisition Loan Documents; provided, however, that under no circumstances will any such agreements between NBA and any Assignee alter, amend, change or result in the alteration, amendment or change to any of the terms and conditions of this Agreement, without Borrower's prior written consent.  So long as NBA is acting as administrative agent, Borrower shall only be required and permitted to provide notices to and seek consents and approvals through NBA and Borrower shall not communicate directly with the Assignees, unless expressly approved by NBA.

(c)    Without limiting the other provisions of this Section, from and after each assignment permitted pursuant to this Section (other than assignments by NBA of its entire interest in the Loan): (i) all grants of collateral security (including, without limitation, each deed of trust, mortgage, security agreement, assignment of rents and leases, and other assignments for security in the Acquisition Loan Documents shall be deemed made to NBA in its capacity as administrative agent for the pro rata benefit of NBA and the Assignees as lenders; (ii) all obligations and liabilities of Borrower pursuant to the Acquisition Loan Documents shall be deemed to inure to the pro rata benefit of NBA and the Assignees as lenders; and (iii) all indemnity and reimbursement obligations of Borrower shall be in favor of  NBA and Assignees in accordance with their pro rata interests and in

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the case of indemnities shall include all named indemnified parties of NBA and Assignee (for example an indemnity in favor of a party and its officers, directors, agents, and employees shall be for the benefit of the officers, directors, agents, and employees of each of NBA and the Assignee); provided that any obligation of the Borrower to reimburse for out of pocket costs and expenses of any party shall be deemed to refer to the party incurring such costs and expenses.

(d)    As used herein, “Eligible Assignee” means (i) NBA or any of its Affiliates or (ii) any other bank or financial institution that has assets of at least $5,000,000,000; provided that the identity of the Eligible Assignee (in the case of clause (ii)) shall be subject to prior written approval of Borrower, which will not be unreasonably withheld or delayed.

9.9    Successors and Assigns.  All the covenants of Borrower and all the rights and remedies of Lender contained in the Acquisition Loan Documents shall bind Borrower, and, subject to the restrictions on merger, consolidation and assignment contained in the Acquisition Loan Documents, its successors and assigns, and shall inure to the benefit of Lender, its successors and assigns, whether so expressed or not.  Borrower may not assign its rights in the Acquisition Loan Documents in whole or in part.  Except as may be expressly provided in an Acquisition Loan Document, no Person shall be deemed a third party beneficiary of any provision of the Acquisition Loan Documents.

9.10    Severability.  If any provision of any Acquisition Loan Document is held to be invalid, illegal or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of the Acquisition Loan Documents shall not in any way be affected or impaired thereby.  In lieu of each such illegal, invalid or unenforceable provision, there shall be added to the Acquisition Loan Document affected, a provision that is legal, valid and enforceable and as similar in terms to such illegal, invalid and unenforceable provision as may be possible.

9.11    Time of Essence.  Time is of the essence in the Performance of the Obligations.

9.12    Miscellaneous.  All headings are inserted for convenience only and shall not affect any construction or interpretation of the Acquisition Loan Documents.  Unless otherwise indicated, all references in an Acquisition Loan Document to clauses and other subdivisions refer to the corresponding paragraphs, clauses and other subdivisions of the Acquisition Loan Document.  All Schedules and Exhibits referred to in this Agreement are incorporated in this Agreement by reference.

9.13     FORUM SELECTION; JURISDICTION; CHOICE OF LAW.  THIS AGREEMENT AND THE OTHER ACQUISITION LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, THE PRIMARY PLACE OF BUSINESS OF LENDER, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES.  BORROWER ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER ACQUISITION LOAN DOCUMENTS WERE SUBSTANTIALLY NEGOTIATED IN THE STATE OF ARIZONA, THIS AGREEMENT AND THE OTHER ACQUISITION LOAN DOCUMENTS WERE DELIVERED BY BORROWER IN THE STATE OF ARIZONA, EXECUTED BY LENDER IN THE STATE OF ARIZONA AND ACCEPTED BY LENDER IN THE STATE OF ARIZONA AND THAT THERE ARE SUBSTANTIAL CONTACTS BETWEEN THE PARTIES AND THE TRANSACTIONS CONTEMPLATED HEREIN AND THE STATE OF ARIZONA.  SUBJECT TO THE PROVISIONS OF SECTION 9.14, FOR PURPOSES OF ANY ACTION OR PROCEEDING ARISING OUT OF

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THIS AGREEMENT OR ANY OF THE OTHER ACQUISITION LOAN DOCUMENTS, THE PARTIES HERETO HEREBY EXPRESSLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS LOCATED IN THE STATE OF ARIZONA AND BORROWER CONSENTS THAT IT MAY BE SERVED WITH ANY PROCESS OR PAPER BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ARIZONA IN ACCORDANCE WITH APPLICABLE LAW.  FURTHERMORE, BORROWER WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER.  TO THE EXTENT THAT A COURT OF COMPETENT JURISDICTION FINDS ARIZONA LAW INAPPLICABLE WITH RESPECT TO ANY PROVISIONS OF THIS AGREEMENT OR THE OTHER ACQUISITION LOAN DOCUMENTS, THEN, AS TO THOSE PROVISIONS ONLY, THE LAWS OF THE STATES WHERE THE COLLATERAL IS LOCATED SHALL BE DEEMED TO APPLY.  NOTHING IN THIS SECTION SHALL LIMIT OR RESTRICT THE RIGHT OF LENDER TO COMMENCE ANY PROCEEDING IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATES IN WHICH THE COLLATERAL IS LOCATED TO THE EXTENT LENDER DEEMS SUCH PROCEEDING NECESSARY OR ADVISABLE TO EXERCISE REMEDIES AVAILABLE UNDER THIS AGREEMENT OR THE OTHER ACQUISITION LOAN DOCUMENTS.

THIS AGREEMENT AND THE OTHER ACQUISITION LOAN DOCUMENTS SHALL BE INTERPRETED WITHOUT REGARD TO ANY RULE OR CANON OF CONSTRUCTION WHICH INTERPRETS AGREEMENTS AGAINST A DRAFTSMAN.

9.14    DISPUTE RESOLUTION.  This section contains a jury waiver, arbitration clause, and a class action waiver. READ IT CAREFULLY.

This dispute resolution provision shall supersede and replace any prior “Jury Waiver,” “Judicial Reference,” “Class Action Waiver,” “Arbitration,” “Dispute Resolution,” or similar alternative dispute agreement or provision between or among the parties.

JURY TRIAL WAIVER; CLASS ACTION WAIVER. As permitted by applicable law, each party waives their respective rights to a trial before a jury in connection with any Dispute (as “Dispute” is hereinafter defined), and Disputes shall be resolved by a judge sitting without a jury.  If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration (“Arbitration Order”). If permitted by applicable law, each party also waives the right to litigate in court or an arbitration proceeding any Dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.

ARBITRATION. If a claim, dispute, or controversy arises between us with respect to this Agreement, related agreements, or any other agreement or business relationship between any of us whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any of us may require that the Dispute be resolved by binding arbitration before a mutually agreed upon

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single arbitrator at the request of any party. By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party. If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations we have to each other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (ii) based on or arising from an alleged tort, or (iii) involving either of our employees, agents, affiliates, or assigns of a party.  However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, we each will consent to including the third party in the arbitration proceeding for resolving the Dispute with the third party. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in the city and state where Lender is headquartered.

After entry of an Arbitration Order, the non-moving party shall commence arbitration (but shall not be required to commence arbitration in the event of the moving party's decision not to do so as set forth in the next sentence). The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration. The arbitrator: (i) will hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (ii) will render a decision and any award applying applicable law; (iii) will give effect to any limitations period in determining any Dispute or defense; (iv) shall enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppels, if applicable; (v) with regard to motions and the arbitration hearing, shall apply rules of evidence governing civil cases; and (vi) will apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney's fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo,

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meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This arbitration provision shall survive any termination, amendment, or expiration of this Agreement. If the terms of this provision vary from the Administrator's rules, this arbitration provision shall control.

RELIANCE. Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

9.15    Interpretation.  This Agreement and the other Acquisition Loan Documents will not be construed against Lender merely because of Lender's involvement in the preparation of such documents and agreements.

9.16    Destruction of Acquisition Note; Substitute Acquisition Note.  In the event the Acquisition Note is mutilated or destroyed by any cause whatsoever, or otherwise lost or stolen and regardless of whether due to the act or neglect of Lender, Borrower will execute and deliver to Lender in substitution therefor a duplicate promissory note containing the same terms and conditions as the promissory note so mutilated, destroyed, lost or stolen, within 10 days after Lender notifies Borrower of any such mutilation, destruction, loss or theft of such note and delivery to Borrower of an affidavit certifying that the same was not negotiated and Borrower will only be liable on the replaced note executed by Borrower.  Upon Borrower's delivery of such duplicate promissory note, Borrower will be relieved of all obligations under the original promissory note so mutilated, destroyed, lost or stolen and will thereafter be bound solely by the provisions of such duplicate promissory note.  The Lender shall be entitled to have the Acquisition Note subdivided into notes of lesser denominations or substituted for new notes, all containing the same terms as the original Acquisition Note being substituted or subdivided, in connection with an assignment of all or any portion of the Loan pursuant to the terms of Section 9.8 hereof.

9.17    Compliance With Applicable Usury Law.  It is the intent of the parties hereto to comply with the Applicable Usury Law.  Accordingly, notwithstanding any provisions to the contrary in the Acquisition Loan Documents, in no event shall the Acquisition Loan Documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law.

9.18    REFERENCE TO LENDER.  EXCEPT AS REQUIRED BY LAW AND FOR FILINGS MADE WITH THE SECURITIES & EXCHANGE COMMISSION OR ANY STOCK EXCHANGE ON WHICH BXG'S OR BXG’S PARENT'S OR INDIRECT PARENT'S STOCK OR OTHER OWNERSHIP INTEREST IS OR MAY BE TRADED, BORROWER WILL NOT, AT ANY TIME, USE THE NAME OF OR MAKE REFERENCE TO LENDER WITH RESPECT TO THE

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PROPERTY, THE SALE OF TIMESHARE INVENTORY OR OTHERWISE, WITHOUT THE EXPRESS WRITTEN CONSENT OF LENDER.

9.19    NO JOINT VENTURE.  THE RELATIONSHIP OF BORROWER AND LENDER IS THAT OF DEBTOR AND CREDITOR, AND IT IS NOT THE INTENTION OF EITHER OF SUCH PARTIES BY THIS OR ANY OTHER ACQUISITION LOAN DOCUMENT BEING EXECUTED IN CONNECTION WITH THE LOAN TO ESTABLISH A PARTNERSHIP OR JOINT VENTURE WITH BORROWER OR ANY OTHER PERSON, AND THE PARTIES HERETO SHALL NOT UNDER ANY CIRCUMSTANCES BE CONSTRUED TO BE PARTNERS OR JOINT VENTURERS.

9.20    Scope of Reimbursable Attorneys’ Fees.  As used in the Acquisition Loan Documents, the term “attorneys' fees” includes the reasonable fees of attorneys licensed to practice law in any jurisdiction, law clerks, paralegals, investigators and others not admitted to the bar but performing services under the supervision of a licensed attorney.  As used in the Acquisition Loan Documents, attorneys' fees incurred by Lender in the enforcement of any remedy or covenant include attorneys' fees incurred in any foreclosure of the Acquisition Loan Documents, in enforcing any rights of indemnification under the Acquisition Loan Documents, in protecting or sustaining the lien or priority of the Collateral, or in any proceeding arising from or connected with any such matter, including any bankruptcy, receivership, injunction or other similar proceeding, or any appeal from or petition for review of any such matter, and with or without litigation.

9.21    Reserved.

9.22    Relief from Automatic Stay, Etc..  To the fullest extent permitted by law, in the event Borrower shall make application for or seek relief or protection under the federal bankruptcy code (“Bankruptcy Code”) or other Debtor Relief Laws, or in the event that any involuntary petition is filed against the Borrower under such Code or other Debtor Relief Laws, and not dismissed with prejudice within 45 days, the automatic stay provisions of Section 362 of the Bankruptcy Code are hereby modified as to Lender to the extent necessary to implement the provisions hereof permitting set‑off and the filing of financing statements or other instruments or documents; and Lender shall automatically and without demand or notice (each of which is hereby waived) be entitled to immediate relief from any automatic stay imposed by Section 362 of the Bankruptcy Code or otherwise, on or against the exercise of the rights and remedies otherwise available to Lender as provided in the Acquisition Loan Documents.

9.23    Reliance.  Lender's examination, inspection, or receipt of information pertaining to Borrower, the Collateral or the Property shall not in any way be deemed to reduce the full scope and protection of the warranties, representations and Obligations contained in the Acquisition Loan Documents.

9.24    Limitation of Damages.  Neither Borrower, Lender nor any of its Affiliates or successors shall be liable for any indirect, special, incidental, consequential or punitive damages in connection with any breach of contract, tort or other wrong relating to the Acquisition Loan Documents (including with limitation damages for loss of profits, business interruption or the like), whether such damages are foreseeable or unforeseeable, unless any of such damages arise out of or

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the gross negligence or willful misconduct of such party or any of its Affiliates.  Furthermore, as between Borrower and Lender, Borrower shall be responsible for and Lender is hereby released from any claim or liability in connection with:

(a)    safekeeping any Collateral;

(b)    any loss or damage to any Collateral;

(c)    any diminution in value of the Collateral; or

(d)    any act or default of another Person (other than Lender or its Affiliates).

Lender shall only be liable for any act or omission on its part constituting willful misconduct or gross negligence.  In the event Borrower brings suit against Lender in connection with the transactions contemplated hereunder and Lender is found not to be liable, Borrower agrees to indemnify and hold Lender harmless from all costs and expenses, including attorneys' fees, incurred by Lender in connection with such suit.  This Agreement is not intended to obligate Lender to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of Borrower.  Borrower's obligations under this Section shall survive termination of this Agreement and repayment of the Loan.

9.25    Waiver of Right of First Refusal.  Borrower (on behalf of itself and its Affiliates) hereby irrevocably waives any right of first refusal it may have to purchase Timeshare Inventory (including without limitation the right of first refusal contained in the Timeshare Declaration in favor of Borrower, as declarant) with respect to any Timeshare Inventory acquired by Lender, or its nominee or assignee, through the exercise or enforcement of the Lender’s rights related to the Collateral under this Agreement or the other Acquisition Loan Documents.  Borrower agrees that in the event that Lender, or its nominee or assignee, acquires title to any such Timeshare Inventory under the circumstances described in the foregoing sentence, such Timeshare Inventory may be assigned, transferred or sold free and clear of any right of first refusal in favor of Borrower.

9.26    Consents, Approvals and Discretion.  Whenever Lender's consent or approval is required or permitted, or any documents or other items are required to be acceptable to Lender, such consent, approval or acceptability shall be at the sole and absolute discretion of Lender, which shall not be unreasonably withheld, delayed or conditioned.  Whenever any determination or act is at Lender's discretion, such determination or act shall be at the sole and absolute discretion of the Lender, which shall not be unreasonably withheld, delayed or conditioned.

9.27    Patriotic Act Provisions.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

(i)    IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrower:  When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower and, if Borrower is not an individual, Lender

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will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower.  Lender may also ask, if Borrower is an individual, to see Borrower's driver's license or other identifying documents and, if Borrower is not an individual, to see Borrower's legal organizational documents or other identifying documents.

(ii)    Government Regulation.  Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower's identity as may be requested by Lender at any time to enable Lender to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

9.28    Errors and Omissions.  Borrower hereby agrees that it will, within ten (10) days of a request by Lender, comply with any reasonable request by Lender to correct documentation errors, omissions or oversights, if any, that occur in any documentation relating to the Loan.

9.29    Background Statements.  The recitals set forth above are hereby incorporated into the operative provisions of this Agreement.

9.30    Waiver of Defenses and Release of Claims.  The undersigned hereby (i) represents that neither the undersigned nor any principal of the undersigned has any defenses to or setoffs against any indebtedness or other obligations owing in connection with the Loan by Borrower, or by the undersigned's principals, to Lender or Lender's affiliates (the “Owed Obligations”), nor any claims against Lender or Lender's affiliates for any matter whatsoever, related or unrelated to the Owed Obligations, and (ii) releases Lender and Lender's affiliates, officers, directors, employees and agents from all claims, causes of action, and costs, in law or equity, known or unknown, whether or not matured or contingent, existing as of the date hereof that the undersigned has or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Owed Obligations, including the subject matter of this Agreement as of the date hereof. The foregoing release does not apply, however, to claims for future performance of express contractual obligations that mature after the date hereof that are owing to the undersigned by Lender or Lender's affiliates. As used in this paragraph, the word “undersigned” does not include Lender or any individual signing on behalf of Lender. The undersigned acknowledges that Lender has been induced to enter into or continue the Owed Obligations by, among other things, the waivers and releases in this paragraph.

9.31    Document Imaging.  Lender shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to any of Lender's loans to Borrower, including, without limitation, this Agreement and the other Acquisition Loan Documents, and Lender may destroy or archive the paper originals; however, no original promissory notes shall be destroyed.  The parties hereto to the extent permitted by applicable law (a) waive any right to insist or require that Lender produce paper originals, (b) agree that such images shall be accorded the same force and effect as the paper originals and (c) agree that Lender is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings upon

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certification thereof under oath that such image is a true and correct copy of the original.  Upon payment of the Loan, the Lender shall deliver the original Acquisition Note to Borrower marked “paid in full” and mark its records that the Loan has been paid.

9.32    Dealing with Multiple Parties.

(a)    If more than one Person is named as a Borrower hereunder, all obligations, representations, warranties, covenants and indemnities set forth in this Agreement and other Acquisition Loan Documents to which such Persons are a party, shall be the joint and several obligations, representations, warranties, covenants and indemnities of all such Persons named as Borrowers, except to the extent otherwise specifically set forth to the contrary in this Agreement or the other Acquisition Loan Documents.  Lender shall have the right to deal with any individual Borrower with respect to all matters concerning the rights and obligations of Lender hereunder and with respect to the transactions contemplated under this Agreement or the other Acquisition Loan Documents.  All actions or inactions of the officers, managers, members, and/or partners of any Borrower with respect to the transactions contemplated under this Agreement or other Acquisition Loan Documents shall be deemed to be with full authority of and binding upon all Borrowers.  Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full rights and power, for purposes of exercising all rights of such Person under this Agreement and the other Acquisition Loan Documents and under applicable law with respect to the transactions contemplated under the Agreement and the other Acquisition Loan Documents.  This power of attorney is coupled with an interest.  The foregoing is a material inducement to the agreement of Lender to enter into this Agreement and to consummate the transaction contemplated hereby.

(b)    Although Lender and Borrower intend that each entity constituting Borrower shall be jointly and severally liable for all Obligations, to the extent that this Agreement or the other Acquisition Loan Documents may be determined to secure indebtedness of any Borrower for which any other Borrower is not primarily liable, each Borrower expressly waives the benefit of any and all defenses available to a guarantor, surety, endorser or accommodation party dependent on an obligor's character as such.  Without limiting the generality of the foregoing, each such other Borrower's liability hereunder shall not be affected or impaired in any way by any of the following acts or things (which Lender is hereby expressly authorized to do, omit or suffer from time to time without notice to or consent of anyone):

(i)    any acceptance of collateral security, guarantors, accommodation parties or sureties for any or all Obligations;

(ii)    any extension or renewal of any Obligations (whether or not for longer than the original period) or any modification of the interest rate, maturity or other terms of the Obligations;

(iii)    any waiver or indulgence granted to any Borrower, and any delay or lack of diligence in the enforcement of any or all Obligations owed by any Borrower;

(iv)    any full or partial release of, compromise or settlement with, or agreement not to sue, any Borrower or other person liable on any Obligations;

(v)    any release, surrender, cancellation or other discharge of any or all Obligations of Borrower or the acceptance of any instrument in renewal or substitution for any instrument evidencing any Obligations;

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(vi)    any failure to obtain collateral security (including rights of setoff) for any Obligations or to see to the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security for any Obligations;

(vii)    any modification, alteration, substitution, exchange, surrender, cancellation, termination, release or other change, impairment, limitation, loss or discharge of any collateral security for any Obligations;

(viii)    any assignment, sale, pledge or other transfer of any of the Obligations owed by any Borrower; or

(ix)    any manner, order or method of application of any payments or credits on any Obligations.

Each Borrower waives all rights that it may now have or hereafter acquire, whether by subrogation, contribution, reimbursement, recourse, exoneration, contract or otherwise, to recover from any other Borrower or from any property of any other Borrower any sums paid under this Agreement.  No Borrower will exercise or enforce any right of contribution to recover any such sums from any person who is a co-obligor with any Borrower or a guarantor or surety of the Obligations or from any property of any such person or entity until all of the Obligations shall have been fully paid and discharged.

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SIGNATURE PAGE TO ACQUISITION LOAN AND SECURITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused the same to be executed by their duly authorized representatives, and delivered, as of the date first above written.

BORROWER:

BLUEGREEN VACATIONS UNLIMITED, INC., a Florida corporation

By:	/S/ ANTHONY M. PULEO
Name:	Anthony M. Puleo
Title:	Vice President and Treasurer

BLUEGREEN VACATIONS CORPORATION, a Florida corporation

By:	/S/ ANTHONY M. PULEO
Name:	Anthony M. Puleo
Title:	Executive Vice President, CFO and Treasurer

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SIGNATURE PAGE TO ACQUISITION LOAN AND SECURITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused the same to be executed by their duly authorized representatives, and delivered, as of the date first above written.

LENDER:
ZB, N.A. DBA NATIONAL BANK OF ARIZONA, a national banking association
By:	/S/ KRISTEN CARRENO
Name:	Kristen Carreno
Title:	Sr. Vice President

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